                                                                     Exhibit 2.1




                      AGREEMENT AND PLAN OF REORGANIZATION

                           dated as of August 25, 1998

                                  by and among

                               FORE SYSTEMS, INC.,

                        FASTWIRE ACQUISITION CORPORATION

                                       and

                             BERKELEY NETWORKS, INC.

                                TABLE OF CONTENTS

ARTICLE I - THE MERGER............................................................................................1
              Section 1.01      The Merger........................................................................1
              Section 1.02      Closing; Effective Time...........................................................2
              Section 1.03      Effects of the Merger.............................................................2

ARTICLE II - CONVERSION OF SECURITIES.............................................................................3
              Section 2.01      Merger Consideration..............................................................3
              Section 2.02      Closing Per Share Merger Consideration............................................4
              Section 2.03      Exchange of Certificates..........................................................5
              Section 2.04      Distributions with respect to Unexchanged Company Shares..........................7
              Section 2.05      No Further Ownership Rights in Company Shares.....................................7
              Section 2.06      Lost Certificates.................................................................7
              Section 2.07      Effect on Capital Stock of Sub....................................................8
              Section 2.08      Company Stock Options.............................................................8
              Section 2.09      Earn-Out Per Share Merger Consideration...........................................8
              Section 2.10      Dissenters' Rights...............................................................10

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................................................11
              Section 3.01      Organization.....................................................................11
              Section 3.02      Capital Structure................................................................11
              Section 3.03      Authority; No Conflict; Required Filings and Consents............................12
              Section 3.04      Financial Statements.............................................................14
              Section 3.05      Inventory........................................................................14
              Section 3.06      Accounts Receivable..............................................................14
              Section 3.07      Taxes............................................................................14
              Section 3.08      No Undisclosed Liabilities.......................................................15
              Section 3.09      Title to Properties..............................................................16
              Section 3.10      Condition of Tangible Assets.....................................................16
              Section 3.11      Compliance with Law; Authorizations..............................................16
              Section 3.12      Absence of Certain Changes or Events.............................................17
              Section 3.13      Real Property....................................................................19
              Section 3.14      Intellectual Property............................................................20
              Section 3.15      Agreements, Contracts and Commitments............................................21
              Section 3.16      Litigation.......................................................................23
              Section 3.17      Employees........................................................................23
              Section 3.18      Benefits Plans...................................................................24
              Section 3.19      Transactions with Affiliates.....................................................27
              Section 3.20      Environmental Matters............................................................27
              Section 3.21      Insurance........................................................................30
              Section 3.22      Books and Records................................................................30
              Section 3.23      Product Design; Warranties.......................................................31



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
              Section 3.24      No Excess Parachute Payments; Section 162(m) of the Code.........................31
              Section 3.25      Conditions Affecting the Company.................................................31
              Section 3.26      Brokers..........................................................................31
              Section 3.27      No Illegal Payments..............................................................32
              Section 3.28      Suppliers and Customers..........................................................32
              Section 3.29      Voting Requirements..............................................................32
              Section 3.30      Opinion of Financial Advisors....................................................32
              Section 3.31      Certain Enhancements.............................................................33
              Section 3.32      Completeness of Disclosure.......................................................33

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB....................................................33
              Section 4.01      Organization.....................................................................33
              Section 4.02      Capital Structure................................................................33
              Section 4.03      Authority; No Conflict; Required Filings and Consents............................34
              Section 4.04      SEC Filings; Financial Statements................................................35
              Section 4.05      Business in the Ordinary Course..................................................36
              Section 4.06      Agreements, Contracts and Commitments............................................36
              Section 4.07      Litigation.......................................................................36
              Section 4.08      Interim Operations of Sub........................................................36
              Section 4.09      Available Cash...................................................................36
              Section 4.10      Form S-3.........................................................................36
              Section 4.11      Completeness of Disclosure.......................................................36

ARTICLE V - COVENANTS OF THE PARTIES PENDING CLOSING.............................................................37
              Section 5.01      Conduct of Business..............................................................37
              Section 5.02      Negative Covenants...............................................................38
              Section 5.03      Access...........................................................................39
              Section 5.04      Exclusivity......................................................................40
              Section 5.05      Company Shareholder Approval.....................................................41
              Section 5.06      Confidentiality..................................................................41
              Section 5.07      Further Assurances...............................................................41
              Section 5.08      Form S-8 Registration Statement..................................................41
              Section 5.09      Benefit Plans....................................................................41
              Section 5.10      Tax-Free Reorganization..........................................................42
              Section 5.11      Tax Opinions.....................................................................42
              Section 5.12      Public Announcement..............................................................42
              Section 5.13      Conduct of Business by Parent....................................................42
              Section 5.14      Salary Levels....................................................................42
              Section 5.15      Private Placement Determination..................................................42

ARTICLE VI - CONDITIONS TO MERGER................................................................................43
              Section 6.01      Conditions to Each Party's Obligation To Effect the Merger.......................43
              Section 6.02      Conditions to Obligation of Parent and Sub To Effect the Merger..................44
              Section 6.03      Conditions to Obligations of the Company To Effect the Merger....................47

ARTICLE VII - TERMINATION AND AMENDMENT..........................................................................49
              Section 7.01      Termination......................................................................49
              Section 7.02      Effect of Termination............................................................49
              Section 7.03      Remedies.........................................................................50
              Section 7.04      Amendment........................................................................50
              Section 7.05      Waiver...........................................................................50

ARTICLE VIII - INDEMNIFICATION...................................................................................50
              Section 8.01      Indemnification by the Company Shareholders......................................50
              Section 8.02      Survival.........................................................................52
              Section 8.03      Limitations......................................................................52
              Section 8.04      Notice of Claims.................................................................53
              Section 8.05      Third Party Claims...............................................................53
              Section 8.06      Effect of Investigation; Waiver..................................................55

ARTICLE IX - GENERAL PROVISIONS..................................................................................55
              Section 9.01      Contents of Agreement; Parties in Interest; etc..................................55
              Section 9.02      Assignment and Binding Effect....................................................55
              Section 9.03      Expenses.........................................................................56
              Section 9.04      Company Shareholders' Representative Fund........................................56
              Section 9.05      Notices..........................................................................56
              Section 9.06      Delaware Law to Govern...........................................................57
              Section 9.07      No Benefit to Others.............................................................57
              Section 9.08      Headings, Gender and "Person."...................................................57
              Section 9.09      Schedules and Exhibits...........................................................57
              Section 9.10      Severability.....................................................................58
              Section 9.11      Counterparts.....................................................................58
              Section 9.12      Specific Performance.............................................................58

ARTICLE X - DEFINITIONS..........................................................................................58
              Section 10.01     Definitions......................................................................58
              Section 10.02     Knowledge........................................................................64





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EXHIBITS

EXHIBIT       A   - FORM OF SHAREHOLDER AGREEMENT
EXHIBIT       B   - FORM OF AGREEMENT OF MERGER
EXHIBIT       C   - FORM OF CERTIFICATE OF MERGER
EXHIBIT       D   - FORM OF LETTER OF TRANSMITTAL
EXHIBIT       E   - FORM OF UNVESTED SHARES ESCROW AGREEMENT
EXHIBIT       F   - FORM OF SUBSTITUTE STOCK OPTION AGREEMENT
EXHIBIT       G-1 - FORM OF ACCREDITED INVESTOR REPRESENTATION LETTER
EXHIBIT       G-2 - FORM OF U.S. NON-ACCREDITED INVESTOR REPRESENTATION
                    LETTER
EXHIBIT       G-3 - FORM OF NON-U.S. NON-ACCREDITED INVESTOR
                    REPRESENTATION LETTER
EXHIBIT       H   - FORM OF INDEMNITY ESCROW AGREEMENT
EXHIBIT       I   - FORM OF REPRESENTATIVE AGREEMENT
EXHIBIT       J   - FORM OF LEGAL OPINION OF WILSON SONSINI GOODRICH &
                    ROSATI, PROFESSIONAL CORPORATION
EXHIBIT       K-1 - FORM OF R. SETHI EMPLOYMENT AGREEMENT
EXHIBIT       K-2 - FORM OF D. BYRNE EMPLOYMENT AGREEMENT
EXHIBIT       K-3 - FORM OF C. OZVEREN EMPLOYMENT AGREEMENT
EXHIBIT       L   - FORM OF NONCOMPETITION AGREEMENT
EXHIBIT       M   - FORM OF RELEASE
EXHIBIT       N   - REGISTRATION RIGHTS AGREEMENT
EXHIBIT       O   - FORM OF LEGAL OPINION OF MORGAN LEWIS & BOCKIUS LLP
EXHIBIT       P   - FORM OF SHAREHOLDER LETTER

Company Disclosure Schedule
Parent Disclosure Schedule

Schedule 2.09    - Earn-Out Consideration
Schedule 6.02(m) - Employment Arrangements
Schedule 6.02(q) - Noncompetition Agreements
Schedule 6.02(r) - Releases
Schedule 6.02(v) - Consents and Modifications
Schedule 6.02(w) - Invention Assignments

                      AGREEMENT AND PLAN OF REORGANIZATION


              THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement"), dated as of August 25, 1998 (the "Signing Date"), is by and among FORE SYSTEMS, INC., a Delaware corporation ("Parent"), FASTWIRE ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and BERKELEY NETWORKS, INC. a California corporation (the "Company"). All capitalized terms used in this Agreement shall have the definitions referenced in Article X hereof.

         WHEREAS, the Board of Directors of Parent, the Board of Directors and the sole stockholder of Sub and the Board of Directors of the Company have approved the acquisition of the Company by Parent by means of a merger of Sub with and into the Company upon the terms and subject to the conditions set forth herein;

         WHEREAS, for federal income tax purposes, it is intended that the acquisition of the Company by Parent pursuant hereto shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

         WHEREAS, concurrently with the execution of this Agreement, certain shareholders of the Company (the "Shareholder Parties") who collectively own 75% of the combined voting power of all classes of the Company's Stock are each entering into a Shareholder's Agreement in substantially the form attached hereto as Exhibit A (collectively, the "Shareholder Agreements");

         NOW, THEREFORE, in consideration of the promises and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Sub and the Company agree as follows:


                             ARTICLE I - THE MERGER

         Section 1.01 The Merger. Subject to the terms and conditions of this Agreement and the Agreement of Merger and the Certificate of Merger in substantially the forms attached hereto as Exhibits B and C, respectively, at the Effective Time (as defined in Section 1.02), Sub shall be merged with and into the Company and the separate corporate existence of Sub shall thereupon cease (the "Merger"). As a result of the Merger, the outstanding shares of capital stock of Sub and the Company shall be converted or canceled in the manner provided in Article II of this Agreement, the separate corporate existence of Sub shall cease and the Company shall be the surviving corporation following the Merger. After the Effective Time, the Merger shall have the effects specified in the General Corporation Law of the State of California (the "CGCL") and the Delaware General Corporation Law (the "DGCL").

         Section 1.02 Closing; Effective Time. Subject to Article VII hereof, the closing of the Merger (the "Closing") shall take place (i) at the offices of Morgan, Lewis & Bockius LLP, 32nd Floor, One Oxford Centre, Pittsburgh, Pennsylvania at 10:00 a.m., prevailing time, on the date which is the later of
(a) seven days following the Signing Date or (b) as soon as practicable after all of the conditions to Closing set forth in Article VI hereof have been satisfied, or (ii) at such other place and time and/or on such other date as Parent and the Company may agree. The date upon which the Closing occurs is herein referred to as the "Closing Date." As soon as practicable following the Closing, the Company as the surviving corporation shall file the Agreement of Merger together with an officers' certificate of each constituent corporation with the Secretary of State of the State of California as provided in Section 1103 of the CGCL and concurrently therewith shall file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as such documents are so filed or at such time as is set forth in the Agreement of Merger and the Certificate of Merger, if different, which time is hereinafter referred to as the "Effective Time."

         Section 1.03 Effects of the Merger.

                  (a) At the Effective Time, (i) the separate existence of Sub shall cease and Sub shall be merged with and into the Company (Sub and the Company are sometimes referred to below as the "Constituent Corporations" and the Company is sometimes referred to below as the "Surviving Corporation"), (ii) the Articles of Incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in the form of Exhibit A attached to the Agreement of Merger, and, as so amended and restated, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation, and (iii) the Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

                  (b) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation, and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thereafter attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

                  (c) Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Constituent Corporation, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

                  (d) Directors and Officers. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their resignation or removal or until their respective successors have been elected and qualified. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their resignation or removal or until their respective successors have been elected and qualified.


                      ARTICLE II - CONVERSION OF SECURITIES

         Section 2.01 Merger Consideration.

                  (a) The Merger Consideration shall consist of (i) the "Closing Merger Consideration," (ii) the "Option Merger Consideration," and
         (iii) the "Earn-Out Merger Consideration." The Closing Merger Consideration shall be equal to the aggregate number of shares of Parent Common Stock, par value $.01 per share ("Parent Common Stock") issuable pursuant to Section 2.02. The Option Merger Consideration shall be equal to the aggregate number of shares of Parent Common Stock issuable upon the exercise of the Substitute Stock Options (as defined in Section 2.01(b)) pursuant to Section 2.08. The Earn-Out Merger Consideration shall consist of the amount of any cash payments, without interest thereon, payable to the Company Shareholders (as defined in Section 2.01(b)) and the Company Optionees (as defined in Section 2.08) pursuant to Section 2.09.

                  (b) At and as of the Effective Time, each share of Company Common Stock, $.01 par value per share (collectively, the "Company Common Shares") (other than those Company Common Shares held by any shareholder of the Company ("Company Shareholder") who properly exercises any appraisal rights available under applicable law ("Dissenting Shares") and Company Common Shares held in treasury), by virtue of the Merger and without any further action on the part of the holder thereof, shall be canceled and retired and cease to exist and shall thereafter represent the right to receive (i) subject to Sections
         2.03 and Article VIII, the "Closing Per Share Merger Consideration" which is defined in, and determined in accordance with, Section 2.02, and (ii) subject to the terms and conditions set forth in Section 2.09, the "Earn-Out Per Share Merger Consideration" which is defined in, and determined in accordance, with Section 2.09. At the Effective Time, each outstanding option to purchase Company Common Shares granted under the Company's 1996 Stock Option Plan and 1997 Stock Option Plan (collectively, the "Company Stock Options") shall be canceled, and Parent shall grant in substitution thereof to each holder thereof (collectively, the "Company Optionees") a new option to purchase shares of Parent Common Stock as set forth in Section 2.08. Each Company Optionee shall be entitled to receive a portion of the Earn-Out Merger Consideration subject to and as provided by Section 2.09.

         Section 2.02 Closing Per Share Merger Consideration.

                  (a) The Closing Per Share Merger Consideration shall be that number of shares of Parent Common Stock ("Parent Common Shares") obtained by multiplying one (1) by the Exchange Ratio.

                  (b) The Exchange Ratio shall be calculated by dividing the sum of (i) the number of Parent Common Shares issuable in the Merger and
         (ii) the number of Substitute Stock Options issuable in substitution for Company Stock Options in the Merger in accordance with Section 2.08, by the sum of (Y) the number of Company Common Shares [which shall include all Company Preferred Shares (as defined in Section 3.02(a)) which shall have been converted prior to the Effective Time in accordance with Section 6.02(f)] issued and outstanding immediately prior to the Effective Time and (Z) the number of Company Stock Options outstanding immediately prior to the Effective Time. The aggregate number of Parent Common Shares and Substitute Stock Options issuable in the Merger shall be calculated by dividing (i) TWO HUNDRED AND TWENTY MILLION DOLLARS ($220,000,000) less the amount of the Company Shareholders' Representative Fund (as defined in Section 9.04), by (ii) the Average Price. Subject to the following sentences of this subsection (b), the Average Price shall be the average of the last reported sale price per share of Parent Common Stock on The Nasdaq National Market as reported in The Wall Street Journal for the ten (10) trading days immediately preceding the date of execution of this Agreement (the "Execution Date Average Price"). In the event that the average of the last reported sale price per share of Parent Common Stock on The Nasdaq National Market as reported in The Wall Street Journal for the ten (10) trading days ending on the date which is three
         (3) business days immediately preceding and not including the Closing Date (the "Closing Date Average Price") is less than the Execution Date Average Price, the Average Price shall be reduced to equal the Closing Date Average Price, provided, however, that the maximum reduction in the Average Price shall be two percent (2%) of the Execution Date Average Price. In no event shall the Average Price be less than ninety-eight percent (98%) of the Execution Date Average Price. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend, share combination or similar capitalization change with respect to Parent Common Stock which may occur after the date on which the Average Price is fixed pursuant to this Section 2.02(b) and prior to the Effective Time.

                  (c) Notwithstanding anything to the contrary contained herein, no shares of Parent Common Stock shall be delivered in the Merger to any Company Shareholder who has not voted in favor of the adoption of this Agreement and the Agreement of Merger until the earliest to occur of (with respect to each such Company Shareholder) (i) the 31st day following the date on which notice of approval of this Agreement and the Agreement of Merger is sent to such Company Shareholder pursuant to
         Section 1301 of the CGCL, provided that such Company Shareholder has not made written demand upon the Company for the purchase of the Company Shares owned by such Company Shareholder within such period,
         (ii) the surrender by such Company Shareholder of a Certificate with respect to the Company Shares owned by such Company Shareholder together with the transmittal letter referenced in Section 2.03(a) hereof with respect thereto, or (iii) the abandonment by such Company Shareholder of any and all appraisal rights to which such Company Shareholder is entitled under applicable laws.

                  (d) At and as of the Effective Time, all Company Common Shares that are owned by the Company as treasury stock shall be canceled and retired and shall cease to exist and no cash, securities or other property shall be payable in respect thereof.

         Section 2.03 Exchange of Certificates.

                  (a) As soon as practicable after the Effective Time, upon surrender to Parent of certificates representing all of such Company Shareholder's outstanding Company Common Shares, which Company Common Shares may be represented by certificates formerly representing Company Preferred Shares which have been converted into Company Common Shares (collectively, "Certificates"), together with a duly executed transmittal letter in substantially the form set forth as Exhibit D hereto (the "Transmittal Letter") and executed signature pages to the Representative Agreement (as defined below) and, if applicable, the Unvested Shares Escrow Agreement (as defined below), each Company Shareholder shall, subject to (i) Section 8.01(b) and (ii) the vesting terms and repurchase option set forth in any restricted stock agreement to which such Company Shareholder is a party (collectively, "Restricted Stock Agreements"), be entitled to receive, in exchange therefor, a certificate representing that number of whole shares of Parent Common Stock which such Company Shareholder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and each Certificate so surrendered shall forthwith be canceled.

         Any reference to Company Common Shares in the Restricted Stock Agreements shall, at and after the Effective Time, be deemed to constitute a reference to Parent Common Shares subject to repurchase by Parent in accordance with the repurchase option described therein (after giving effect to any applicable vesting acceleration provisions as set forth in the Company Disclosure Schedule). As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 8.01(b) hereof, Parent shall cause to be delivered (A) to Chase Manhattan Trust Company, N.A. as indemnity escrow agent (the "Indemnity Escrow Agent") a certificate or certificates representing the Escrow Shares (as defined in Section 8.01(b) hereof) to be issued to such Company Shareholder; (B) to Chase Manhattan Trust Company, N.A. as Escrow Agent (the "Escrow Agent") a certificate or certificates representing the number of whole shares of Parent Common Stock that are subject to repurchase by Parent or the Company immediately following the Effective Time in accordance with the terms of the Restricted Stock Agreements ("Unvested Shares"); and (C) to such Company Shareholder a certificate representing those Parent Common Shares issuable to such Company Shareholder which are not Escrow Shares or Unvested Shares. The Escrow Shares shall be held in escrow by the Indemnity Escrow Agent and shall be available to compensate Parent for certain damages as provided in Article VIII and the Indemnity Escrow Agreement referred to in Section 8.01(b). To the extent not used for such purposes, the Escrow Shares shall be released, all as provided in the Indemnity Escrow Agreement. The Unvested Shares shall be held in escrow by the Escrow Agent and released in accordance with the applicable Restricted Stock Agreement and the Unvested Shares Escrow Agreement in substantially the form attached as Exhibit E (the "Unvested Shares Escrow Agreement").

                  (b) If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate(s) so surrendered shall be properly endorsed for transfer (or accompanied by an appropriate instrument of transfer) and shall otherwise be in proper form for transfer, and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent that any such taxes have been paid or are not applicable.

                  (c) Notwithstanding any other provision of this Article II, no fractional shares of Parent Common Stock will be issued and any holder of Company Shares entitled hereunder to receive a fractional share of Parent Common Stock but for this Section 2.03(c) will be entitled hereunder to receive no such fractional share but a cash payment in lieu thereof in an amount equal to such fraction multiplied by the Average Price.

                  (d) None of Parent, Sub or the Company shall be liable to any person in respect of any cash or other property delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier



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



         date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), the shares of Parent Common issuable, or cash payment determined in accordance with Section 2.03(c), in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Parent free and clear of all claims or interests of any person previously entitled thereto.

         Section 2.04 Distributions with respect to Unexchanged Company Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions on shares of Parent Common Stock shall be paid with respect to any Company Shares or other securities represented by a Certificate until such Certificate is surrendered for exchange as provided herein or until the requirements of Section 2.06 have been satisfied. Subject to the effect of applicable laws, following surrender of any such Certificate (or satisfaction of the requirements of Section 2.06) there shall be paid to the holder of certificates representing shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender (or satisfaction of the requirements of Section 2.06), the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of Parent Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender thereof (or satisfaction of the requirements of Section 2.06) and a payment date subsequent to surrender thereof (or satisfaction of the requirements of Section 2.06) payable with respect to such shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon. No holder of unsurrendered Certificates shall be entitled, until the surrender of such Certificate (or satisfaction of the requirements of Section 2.06), to vote the shares of Parent Common Stock into which such holder's Company Common Shares shall have been converted.

         Section 2.05 No Further Ownership Rights in Company Shares. Subject to
Section 2.09, the payment of the Closing Per Share Merger Consideration in respect of each Company Share owned by the Company Shareholders shall be deemed to have been paid in full satisfaction of all rights pertaining to each such Company Share, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented for transfer to the Surviving Corporation, they shall be canceled and exchanged for certificates representing shares of Parent Common Stock in accordance with the procedures set forth in this Article 2.

         Section 2.06 Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the disbursement of the Closing Per Share Merger Consideration and the Earn-Out Per Share Merger Consideration, if applicable, in respect of shares represented by such Certificate, require the owner of such lost, stolen or destroyed Certificate to make an affidavit of that fact containing such indemnification provisions as Parent may deem appropriate, including, without limitation, the posting of a standard bond required by Parent's transfer agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate.

         Section 2.07 Effect on Capital Stock of Sub. Each issued and outstanding share of Common Stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, $.01 par value per share, of the Surviving Corporation.

         Section 2.08 Company Stock Options. At the Effective Time, each Company Stock Option shall be canceled, and Parent shall grant in substitution therefor to each Company Optionee a new option (collectively, "Substitute Stock Options") to purchase, subject to and in accordance with the vesting schedule applicable to such Company Stock Option, a number of shares of Parent Common Stock equal to the number of Company Common Shares subject to such Company Stock Option multiplied by the Exchange Ratio; provided, however, that no Substitute Stock Options shall be granted with respect to any Company Stock Options that have expired or been canceled in accordance with their terms at or prior to the Effective Time. The Substitute Stock Options granted to each Company Optionee shall have an exercise price per share (rounded up to the nearest whole cent) equal to the exercise price per share of the Company Stock Options held by the Company Optionee immediately prior to the Effective Time divided by the Exchange Ratio, all in accordance with the terms of the Stock Option Agreement governing the Substitute Stock Options (the form of which is attached hereto as Exhibit
F). In addition, each Company Optionee shall be entitled to receive a portion of the Earn-Out Merger Consideration, without interest thereon, subject to and in accordance with Section 2.09.

         Section 2.09 Earn-Out Per Share Merger Consideration.

                  (a) The Earn-Out Per Share Merger Consideration shall be determined by dividing the amount of any Earn-Out Merger Consideration determined in accordance with Schedule 2.09 by the sum of the number of Company Common Shares and Company Stock Options outstanding immediately prior to the Effective Time. The Earn-Out Merger Consideration shall consist of (i) an E-8 Product Earn-Out Cash Payment, (ii) an OC-12 Uplink Earn-Out Cash Payment, and (iii) a Revenue Earn-Out Cash Payment, all determined in accordance with Schedule 2.09 (each an "Earn-Out Cash Payment" and, collectively, the "Earn-Out Cash Payments"). Each Earn-Out Cash Payment, if any such payment(s) are made, is separate and independent from the others. The Earn-Out Cash Payments, if any such amounts are due, shall be paid to the Company Shareholders and the Company Optionees in accordance with the provisions of subsection (b).

                  (b) The amount of each Earn-Out Cash Payment, if any such amount is due, shall be paid to the Company Shareholders and the Company Optionees as follows; provided, however, that no Earn-Out Cash Payment shall be due or payable with respect to any "Excluded Company Common Shares" or "Excluded Company Options," as each such term is defined below:

                           (i) Subject to subparagraph (ii) below, each Company
                  Shareholder and Company Optionee (a "Company Holder") shall receive, with respect to each Company Common Share and/or Company Stock Option held by such Company

                  Holder immediately prior to the Effective Time, an amount equal to the product of (x) the Earn-Out Cash Payment determined in accordance with Schedule 2.09, and (y) a fraction (1) the numerator of which is the sum of the number of Company Common Shares and Company Stock Options held by such Company Holder immediately prior to the Effective Time, less the sum of Excluded Company Common Shares and Excluded Company Stock Options attributable to such Company Holder, and
                  (2) the denominator of which is the sum of the number of Company Common Shares and Company Stock Options outstanding immediately prior to the Effective Time. The term "Excluded Company Common Shares" means Company Common Shares which have both of the following attributes: (i) such Company Common Shares were owned by a Company Shareholder who was an employee of the Company as of the Effective Time and who is not employed by Parent or the Company as of the applicable Earn-Out Cash Payment Date (as defined in Schedule 2.09), and
                  (ii) with respect to such Company Common Shares, the shares of Parent Common Stock issued in exchange therefor pursuant to
                  Section 2.02 were subject to repurchase pursuant to the terms of a Restricted Stock Agreement ("Repurchase Restrictions") immediately after the termination of such Company Shareholder's employment. The term "Excluded Company Stock Options" means Company Stock Options which have both of the following attributes: (i) such Company Stock Options were held by a Company Optionee who was an employee of the Company as of the Effective Time and who is not employed by Parent or the Company as of the applicable Earn-Out Cash Payment Date, and
                  (ii) with respect to such Company Stock Options, the Substitute Stock Options issued in substitution therefor pursuant to Section 2.08 were not vested pursuant to the terms of such Company Optionee's Substitute Stock Option Agreement immediately after the termination of such Company Optionee's employment.

                           (ii) Any Earn-Out Cash Payment shall be paid by
                  Parent on the applicable Earn-Out Cash Payment Date determined in accordance with Schedule 2.09; provided, however, that the amount of any Earn-Out Cash Payment (an "Unvested Earn-Out Payment") payable (y) with respect to Company Common Shares owned by a Company Common Shareholder as of the Effective Time, which Company Common Shares have been converted pursuant to Section 2.02 into shares of Parent Common Stock subject, on the applicable Earn-Out Cash Payment Date, to Repurchase Restrictions, and (z) with respect to unvested Company Stock Options held by a Company Optionee as of the Effective Time, which Company Stock Options have been converted into Substitute Stock Options pursuant to Section 2.08 and which Substitute Stock Options remain unvested as of the applicable Earn-Out Cash Payment Date, shall be paid by Parent in installments based on the vesting schedule set forth in each applicable Restricted Stock Agreement or Substitute Stock Option Agreement, as the case may be; provided, further, any such Unvested Earn-Out Payment shall be payable only if such Company Shareholder or Company Optionee is employed by Parent or the Company on the applicable vesting date.

                  (c) In the event that payment of any portion of the Earn-Out Cash Payments in accordance with the terms of this Section 2.09 and
         Schedule 2.09 would cause the Merger not to be treated as a reorganization under the provisions of Section 368 of the Code (the "Section 368 Reorganization") as reasonably determined jointly by counsel to Parent and the Company Shareholders' Representative, then Parent (i) shall pay the Earn-Out Cash Payments in accordance with this
         Section 2.09 only to the extent that such cash payments would not affect the Section 368 Reorganization, and (ii) shall issue Parent Common Shares to the Company Holders in satisfaction of the balance of the Earn-Out Merger Consideration earned and determined in accordance with Schedule 2.09 ("Earn-Out Shares"). In such event, the number of Earn-Out Shares issuable to each Company Holder shall be obtained by dividing the Earn-Out Cash Payment(s) which would otherwise be due to each such Holder pursuant to this Section 2.09 and Schedule 2.09 by the average of the last reported sale price per share of Parent Common Stock on The Nasdaq National Market as reported in The Wall Street Journal for the ten (10) trading days ending on the date which is three business days immediately preceding and not including the Earn-Out Cash Payment Date. In the event that any Earn-Out Shares are issuable pursuant to this subsection, then the issuance and delivery of such Earn-Out Shares to the Company Holders shall be subject to all the terms and conditions of this Section 2.09 and Schedule 2.09 as if they were Earn-Out Cash Payments hereunder.

         Section 2.10 Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, any Company Shareholder who delivers to the Company a written demand for appraisal of such shareholder's Company Common Shares in the manner provided in the CGCL shall be entitled to an appraisal of the fair market value of such shareholder's Company Common Shares and payment of such value together with interest thereon, if any, under the CGCL and the Company Common Shares held by any such Company Shareholder shall not represent the right to receive the Closing Per Share Merger Consideration and the Earn-Out Per Share Merger Consideration. If such Company Shareholder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the CGCL, as the case may be, each Company Common Share held by such shareholder shall thereupon, subject to and in accordance with the procedures set forth in this Article II, represent the right to receive the Closing Per Share Merger Consideration and the Earn-Out Per Share Merger Consideration, when and if any such amount becomes due.

           ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Sub that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule dated and delivered as of the date hereof by the Company to Parent (the "Company Disclosure Schedule"), which relates to this Agreement and is designated therein as being the Company Disclosure Schedule. The Company Disclosure Schedule shall be arranged in paragraphs corresponding to, and each exception to a representation and warranty set forth therein shall be deemed to qualify, the specific numbered paragraph(s) of this Article III which is referenced or cross-referenced in the applicable exception set forth on the Company Disclosure Schedule; provided, however, that the inclusion of a matter as part of a list which is disclosed in response to a subsection of
Article III which requires that a list be included in the Company Disclosure Schedule shall not be deemed to constitute an exception to the representation or warranty set forth in such subsection.

         Section 3.01 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in which it owns or leases property or conducts any business so as to require such qualification. Except as set forth in the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity. The Company is not in violation of its Articles of Incorporation or Bylaws, in each case as amended to date. The Articles of Incorporation and Bylaws of the Company in the forms attached to the Company Disclosure Schedule are the Articles of Incorporation and the Bylaws of the Company as in effect on the date of this Agreement.

         Section 3.02 Capital Structure.

                  (a) The authorized capital stock of the Company consists of
         (i) 20,000,000 shares of Common Stock, $.01 par value per share, of which 8,128,030 shares are issued and outstanding as of the date hereof, (ii) 5,770,000 shares of Series A Preferred Stock, $0.1 par value per share ("Company Series A Preferred Shares"), of which 5,770,000 shares are issued and outstanding as of the date hereof, and
         (iii) 1,765,000 shares of Series B Preferred Stock, $0.1 par value per share ("Company Series B Preferred Shares" and, together with the Company Series A Preferred Shares, the "Company Preferred Shares;" the Company Preferred Shares together with the Company Common Shares, the "Company Shares"), of which 1,765,000 shares are issued and outstanding. All Company Shares are duly authorized, validly issued, fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws. Any repurchase by the Company of any shares of its capital stock was duly approved and authorized by the Board of Directors and complied in all respects with applicable law, and the Company has no liability, contingent or otherwise, to make any payments with respect to any such repurchased shares. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any Company Shares or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any entity. The Company Disclosure Schedule contains a true and complete list of the record holders of the Company Shares and sets forth the full name and number, class and series, of Company Shares owned by each, and, with respect to the Company Preferred Shares, the number of Company Common Shares into which such Company Preferred Shares are convertible. The Company Disclosure Schedule contains a complete list of the Restricted Stock Agreements and sets forth the name of each Company Shareholder who is a party thereto, and the purchase dates, purchase prices and vesting schedules applicable thereto.

                  (b) Other than the Company Stock Options, a complete list of which, including the names of the Company Optionees, grant dates, exercise prices and vesting schedules, is included in the Company Disclosure Schedule, and the Company Preferred Shares, all of which will be converted into Company Common Shares prior to the Effective Time, the Company does not have outstanding (i) any securities convertible into, or exchangeable or exercisable for, any of its capital stock, or (ii) any subscription, option, put, call, warrant or other right or commitment of any nature to issue, sell or deliver any of its capital stock, or securities or other instruments convertible into, or exchangeable or exercisable for, its capital stock. The Company is not a party to any other agreement obligating the Company to issue additional shares of its capital stock. There are no shares of capital stock of the Company that have been issued or transferred in violation of, or are subject to, any preemptive rights, rights of first offer or subscription agreements. The Company is not a party to any stockholder agreements, voting agreements, voting trusts or any such other similar arrangements which have the effect of restricting or limiting the transfer, voting or other rights associated with the capital stock of the Company, and, to the Company's knowledge, there are no such agreements to which the Company is not a party. None of the Company Stock Options or Company Shares subject to Repurchase Restrictions is or will be subject to any acceleration of vesting or other change as a result of the Merger or any of the transactions contemplated hereby.

         Section 3.03 Authority; No Conflict; Required Filings and Consents.

                  (a) The Company has all requisite corporate power and authority to enter into this Agreement and the Agreement of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Agreement of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to, in the case of the Merger, the approval and adoption of this Agreement and the Merger Agreement by the requisite vote of the Company Shareholders as contemplated by
         Section 5.05 hereof. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally, and (ii) the availability of injunctive relief and other equitable remedies. The Agreement of Merger, when executed and delivered as contemplated herein, will be duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of Parent and Sub, will constitute the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

                  (b) Neither the execution and delivery of this Agreement or the Agreement of Merger, nor the consummation of the transactions contemplated herein or therein, by the Company (in each case, with or without the passage of time or the giving of notice) will (i) violate or conflict with any of the provisions of any of the Articles of Incorporation or Bylaws of the Company, (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation or other additional rights, or loss of rights under, any Material Contract (as defined in Section 3.15) to which the Company is a party or by which it or any of its assets or property are bound, (iii) violate any statute, rule, regulation, injunction, decree, order, judgment or ruling of any foreign, federal, state, local or other governmental authority or regulatory or judicial body ("Governmental Entity") to which the Company is subject, or (iv) result in the creation of any Liens upon any of the assets or property of the Company. The term "Liens" means liens, claims, charges, security interests, mortgages, pledges, easements, conditional sale or other title retention agreements, defects in title, covenants or other restrictions of any kind, including, any restrictions on the use, voting, transfer or other attributes of ownership.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person, is required by or with respect to the Company in connection with the execution and delivery of this Agreement, the Agreement of Merger and the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Agreement of Merger and the Certificate of Merger with the Secretary of State of the State of California and the Secretary of State of the State of Delaware, respectively, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings listed on Schedule 3.03(c).

                  (d) The Company hereby approves and consents to the execution by each Shareholder Party of such Shareholder Party's Shareholder Agreement and the consummation of the transactions contemplated thereby, and represents that the Board of Directors of the Company unanimously adopted resolutions approving and consenting to the execution of the Shareholder Agreements and the consummation of the transactions contemplated thereby.

         Section 3.04 Financial Statements. True and complete copies of the audited financial statements of the Company (collectively the "Audited Financial Statements") consisting of the balance sheet of the Company and the related statements of income and retained earnings, stockholders' equity and cash flow, for the years ended March 31, 1997 (the "1997 Financial Statements") and March 31, 1998 (the "1998 Financial Statements") and the unaudited financial statements, consisting of a balance sheet of the Company and the related statements of income and retained earnings, stockholders' equity and cash flow, for the three-month period ended June 30, 1998 (the "Interim Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements"), including the notes thereto, are included in the Company Disclosure Schedule. The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements) subject, in the case of the Interim Financial Statements, to normal year-end recurring adjustments which are not, individually or in the aggregate, material and the absence of notes. The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the dates they were prepared and the results of the operations of the Company for the periods indicated. The consolidated balance sheet of the Company as of June 30, 1998 is referred to herein as the "Interim Balance Sheet" and the date thereof as the "Interim Balance Sheet Date."

         Section 3.05 Inventory. All inventory of the Company (including materials, supplies, parts, work-in-process and finished goods) is of a quality, quantity and condition useable or saleable in the ordinary course of business and none of such inventory is obsolete. The quantities of each item of inventory are not excessive and are reasonable in the present circumstances of the Company. All work in process and finished goods inventory is free of any defect or other deficiency. All of such inventory is located at the Company's facilities and no inventory is held on a consignment basis.

         Section 3.06 Accounts Receivable. The accounts receivable of the Company as set forth on the Interim Balance Sheet or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and are collectible within 90 days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the Interim Balance Sheet, the recorded allowance for collection losses on the Interim Balance Sheet. The allowance for collection losses on the Interim Balance Sheet has been determined in accordance with GAAP consistent with past practice. The accounts receivable existing as of the Closing Date will be collectible within 90 days after billing at the full recorded amount thereof net of the reserves shown on the accounting records of the Company as of the Closing Date (which reserve shall have been determined in accordance with GAAP consistent with past practice).

         Section 3.07 Taxes.

                  (a) All federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by the Company (the "Tax Returns") with respect to any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions (including without limitation all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school and any other tax or similar governmental charge or imposition under laws of the United States or any state or municipal or political subdivision thereof or any foreign country or political subdivision thereof) ("Taxes") have been timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true and correct.

                  (b) All Taxes, including without limitation those which are called for by the Tax Returns, required to be paid, withheld or accrued by the Company and any deficiency assessments, penalties and interest have been timely paid, withheld or accrued. The accruals for Taxes contained in the Interim Balance Sheet are adequate to cover the tax liabilities of the Company as of that date and include adequate provision for all deferred taxes, and nothing has occurred subsequent to that date to make any of such accruals inadequate to cover the tax liabilities of the Company as of such date.

                  (c) The Company Disclosure Schedule sets forth (i) the taxable years of the Company as to which the respective statutes of limitations with respect to federal and state income taxes have not yet expired, and (ii) those taxable years and taxes as to which the Company has agreed to extend the applicable statute of limitations.

                  (d) The Company has not received any notice of assessment or proposed assessment in connection with any Tax Returns and there are not pending tax examinations of or tax claims asserted against the Company or any of its assets or properties. There are no tax liens (other than any lien for current taxes not yet due and payable) on any of the assets or properties of the Company nor, to the knowledge of the Company, are any such liens threatened or pending on such assets or properties. The Company has no knowledge of any basis for any additional assessment of any Taxes in connection with any Tax Returns.

                  (e) All tax payments related to employees, including income tax withholding, FICA, FUTA, unemployment and worker's compensation, required to be made by the Company have been fully and properly paid, withheld, accrued or recorded.

                  (f) The Company (i) is not a party to any Tax allocation or sharing agreement or tax indemnification agreement, and (ii) has never been (or has any liability for unpaid Tax because it was) a member of an affiliated group.

         Section 3.08 No Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, absolute, accrued, contingent or otherwise), matured or unmatured (herein, "Liabilities"), except (a) Liabilities which are adequately reflected or reserved against in the 1998 Financial Statements, (b) Liabilities which have been disclosed in the Company Disclosure Schedule, and (c) Liabilities which have been incurred in the ordinary course of business and consistent with past practice since March 31, 1998 and which are not, individually or in the aggregate, material in amount.

         Section 3.09 Title to Properties. The Company has good, valid and marketable title to all of its properties and assets, real, personal and mixed, including, without limitation, all of the properties and assets reflected on the Interim Balance Sheet (except for inventory sold since the date thereof in the ordinary course of business consistent with past practice) free and clear of all Liens, except for (i) liens for current personal property taxes not yet due and payable, (ii) worker's, carrier's and materialman's liens, which, in the aggregate are not material in amount, (iii) liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect, and
(iv) Liens in favor of Silicon Valley Bank existing on the date of this Agreement ("Permitted Liens").

         Section 3.10 Condition of Tangible Assets. All buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and assets which are owned, leased or used by the Company are structurally sound, are in good operating condition and repair, subject to normal wear and maintenance, are usable in the regular and ordinary course of business and conform to all applicable Regulations and Authorizations (as defined in Section 3.11) relating to their construction, use and operation. No Person other than the Company and holders of Permitted Liens, but solely to the extent of such Permitted Liens, owns, or has any interest in, any equipment or other tangible assets or properties situated on the premises of the Company or used or held for use in or necessary to the operation of the business of the Company.

         Section 3.11 Compliance with Law; Authorizations.

                  (a) The Company has complied in all material respects with each, and is not in violation of any, law, ordinance, code or governmental or regulatory rule or regulation, whether federal, state, local or foreign, to which the Company's business, operations, assets or properties is subject ("Regulations"). The Company owns, holds, possesses or lawfully uses in the operation of its business all franchises, licenses, permits, easements, rights, applications, filings, registrations, approvals and other authorizations ("Authorizations") which are in any manner necessary for it to conduct its business as now or previously conducted or for the ownership and use of the assets owned or used by the Company or in the conduct of the business of the Company, free and clear of all Liens and in material compliance with all Regulations. Such Authorizations are valid and in full force and effect and none of such Authorizations will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement. All such Authorizations are listed and described in the Company Disclosure Schedule.

                  (b) The Company is not in default, nor has the Company received any notice of any claim of default, with respect to any Authorization. All Authorizations are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. No Person other than the Company owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which the Company owns, possesses or uses in the operation of the business of the Company as now or previously conducted.

         Section 3.12 Absence of Certain Changes or Events. Since March 31, 1998, and except as set forth on the Company Disclosure Schedule, the Company has operated its business only in the ordinary course and there has not been:

                  (a) any event, act, occurrence or omission to act or occur which has had a Material Adverse Effect on the Company or any event, fact or condition of which the Company is aware that could reasonably be expected to have a Material Adverse Effect on the Company and that has not been disclosed in the Company Disclosure Schedule. As used in this Agreement, the term "Material Adverse Effect" shall mean any effect on, or change in, the business, financial condition, results of operations, properties, assets or liabilities of the party affected thereby that is, or that would reasonably be expected to be, materially adverse to such party and its consolidated subsidiaries, taken as a whole, provided, however, that the impact of general economic and industry conditions and circumstances resulting from the announcement of the Merger shall not be deemed to constitute a Material Adverse Effect;

                  (b) any amendment of or change to the Articles of Incorporation or Bylaws of the Company;

                  (c) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the Company's capital stock;

                  (d) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock;

                  (e) (i) any increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its directors or employees; (ii) any grant by the Company to any employee of any increase in severance or termination pay, (iii) any entry by the Company into any employment, severance or termination agreement with any employee, or (iv) any grant, whether or not to an employee of the Company, of any option, warrant or right to purchase or otherwise acquire any shares of capital stock of the Company;

                  (f) any increase in or modification of any bonus, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any employees of the Company;

                  (g) any sale of the property or assets of the Company individually in excess of $15,000 or in the aggregate in excess of $50,000, except for sales of inventory in the ordinary course of business;

                  (h) any alteration in any term of any outstanding security of the Company;

                  (i) any (i) incurrence, assumption or guarantee by the Company of any debt for borrowed money; (ii) issuance or sale of any securities convertible into or exchangeable or exercisable for debt securities of the Company; or (iii) issuance or sale of options or other rights to acquire from the Company, directly or indirectly, debt securities of the Company or any securities convertible into or exchangeable or exercisable for any such debt securities;

                  (j) any creation or assumption by the Company of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements, liens arising in the ordinary course of the Company's business which in the aggregate are not material and liens for taxes not yet due and payable);

                  (k) any making of any loan, advance or capital contribution to, or investment in, any person other than travel loans or advances in the ordinary course of business consistent with past practice;

                  (l) any entry into, amendment of, relinquishment, termination or nonrenewal by the Company of any Material Contract or other right or obligation material to the Company other than in the ordinary course of business consistent with past practice;

                  (m) any transfer, grant or loss by the Company (or to the knowledge of the Company, a material reduction in the value) of a right under the Company Intellectual Property Rights (as defined in Section
         3.14 hereof) other than those transferred or granted in the ordinary course of business consistent with past practice under existing agreements;

                  (n) any labor dispute, other than individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company;

                  (o) any violation of or conflict with any applicable laws, statutes, orders, rules and regulations promulgated or judgment entered by any Governmental Entity which, individually or in the aggregate, has had (or, insofar as the Company is aware, could be expected to have) a Material Adverse Effect on the Company;

                  (p) any agreement or arrangement made by the Company to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Article III untrue or incorrect as of the date when made;

                  (q) any damage, destruction or loss, whether or not covered by insurance, that has had or could have a Material Adverse Effect on the Company; or

                  (r) any change in accounting practices by the Company; or

                  (s) any agreement, whether or not in writing, to do any of the foregoing.

         Section 3.13 Real Property. The Company Disclosure Schedule contains a complete and accurate description of all Real Property (as defined in Section 3.13(b)). The Real Property listed on the Company Disclosure Schedule includes all interests in real property necessary to conduct the business and operations of the Company. Except as set forth in the Company Disclosure Schedule:

                  (a) Owned Real Property. With respect to real property that is owned by the Company (the "Owned Real Property"), title to such Owned Real Property is, and at Closing shall be, good and marketable, fee simple absolute, free and clear of all liens, adverse claims and other matters affecting the Company's title to or possession of such Owned Real Property, including, but not limited to, all encroachments, boundary disputes, covenants, restrictions, easements, rights of way, mortgages, security interests, leases, encumbrances and title objections, excepting only such easements, restrictions and covenants presently of record which do not interfere with or impair the intended use of any of the Owned Real Property or reduce the value of any of the Owned Real Property.

                  (b) Leased Real Property. Real property that is leased by the Company is identified on the Company Disclosure Schedule ("Leased Property" and, together with the Owned Real Property, the "Real Property") and, in connection therewith: (i) the Company has delivered to Parent a true and complete copy of every lease and sublease pursuant to which the Company is a tenant or subtenant (the "Leases"); and (ii) each Lease is, and at Closing shall be, in full force and effect and has not been assigned, modified, supplemented or amended, and neither the Company nor, to the knowledge of the Company, the landlord or sublandlord under any Lease is in default under any of the Leases, and no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would permit the landlord or sublandlord under any Lease to terminate any Lease.

                  (c) Zoning. The uses for which the buildings, facilities and other improvements comprising the Real Property are zoned do not materially restrict, or in any manner materially impair, the use of the Real Property for purposes of the business, and the Company has not received any notice from any landlord or Governmental Entity that the Real Property does not comply with all applicable building and zoning codes, deed restrictions, ordinances and rules.

                  (d) Eminent Domain. No Governmental Entity having the power of eminent domain over the Real Property has commenced or, to the knowledge of the Company, intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property.

                  (e) No Violations. The Real Property and the present uses thereof materially comply with all Regulations of all Governmental Entities, and the Company has not received any notices, oral or written, from any landlord or Governmental Entity, nor does the

         Company have any reason to believe, that the Real Property, or the conduct of the Company's business thereon, violates any Regulations of any Governmental Entity.

                  (f) Condition. The Real Property is in good condition and, to the Company's knowledge, is structurally sound, and all mechanical and other systems located therein are in good operating condition, subject to normal wear, and no condition exists requiring material repairs, alterations or corrections.

                  (g) No Encumbrances. Between the date of this Agreement and Closing the Company shall not sell, mortgage or encumber the Real Property, or do or consent to any act which diminishes title to or value of the Real Property.

         Section 3.14 Intellectual Property.

                  (a) The Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all trademarks, trade names, service marks, copyrights, mask works, processes, formulas, algorithms, schematics, technology, know-how, computer software programs or code and tangible or intangible proprietary information or material and any applications for and registrations of any patents, trademarks, trade names, service marks, copyrights, mask works or other proprietary rights and, to the Company's knowledge, patents that are or will be used in the Company's business as it is currently conducted or proposed to be conducted by the Company (collectively, the "Company Intellectual Property Rights"). For the purposes hereof, the business proposed to be conducted by the Company shall be determined by reference to the Series C Convertible Preferred Stock Confidential Offering Memorandum dated June 22, 1998 (the "Confidential Offering Memorandum"), a copy of which has been provided to Parent.

                  (b) The Company Disclosure Schedule lists (i) all patents, trademarks, service marks, registered copyrights and all applications for patents, or for registrations of trademarks, service marks, and copyrights which are owned by the Company and included in the Company Intellectual Property Rights, (ii) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any person is authorized to use any Company Intellectual Property Rights, and (iii) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, trademarks, trade names, service marks, copyrights, mask works, processes, formulas, algorithms, schematics, technology, know-how, computer software programs or code and tangible or intangible proprietary information or material ("Company Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any product or service currently offered by, or proposed to be offered by, the Company.

                  (c) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Company Intellectual Property Rights or the Company Third Party Intellectual Property Rights.

                  (d) All patents, registered trademarks, service marks and copyrights which are owned by the Company and included in the Company Intellectual Property Rights are valid and subsisting. The Company does not infringe upon or unlawfully or wrongfully use any trademark, trade name, service mark, mask work right, copyright or trade secret or, to the Company's knowledge, patent owned or claimed by another. The Company has not received any communication alleging that the Company has violated or, by conducting its business as now conducted or as currently proposed to be conducted by the Company, would violate, any patent, trademark, trade name, service mark, copyright, trade secret or other proprietary right owned or claimed by another. No action, suit, proceeding or investigation has been instituted, or, to the knowledge of the Company, threatened, relating to any patent, trademark, trade name, service mark, copyright, trade secret or other proprietary right formerly or currently used by the Company. None of the Company Intellectual Property Rights owned by the Company is subject to any outstanding order, decree or judgment.

                  (e) The Company has taken all appropriate steps to protect and preserve the confidentiality of all Company Intellectual Property Rights not otherwise protected by patents ("Confidential Information"). All use, disclosure or appropriation of Confidential Information by or to a third party has been pursuant to the terms of a written agreement between the Company and such third party. The Company has received valid written assignments from all consultants and employees who have contributed to the creation or development of the Company Intellectual Property Rights.

                  (f) To the knowledge of the Company, no employee of the Company is obligated under any fiduciary duty or any contract (including licenses, covenants or commitments of any nature) or other agreements, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of the Company or that would conflict with the Company's business as now conducted or currently proposed to be conducted. To the knowledge of the Company, neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as now conducted or currently proposed to be conducted by the Company, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under or a violation of, any fiduciary duty or any contract, covenant or instrument under which any of such employees is now obligated. To the knowledge of the Company, it is not, nor will it be necessary, to utilize any inventions of any of the Company's employees (or people it currently intends to hire) made prior to their employment by the Company.

         Section 3.15 Agreements, Contracts and Commitments. The Company Disclosure Schedule sets forth an accurate, correct and complete list of all agreements, contracts, commitments, arrangements and understandings, written or oral, including all amendments and supplements thereto

(collectively, the "Material Contracts"), to which the Company is a party or is bound, or by which any of its assets are bound, and which involve any:

                  (a) agreement, contract, commitment, arrangement or understanding with any present or former employee or consultant or for the employment of any person, including any consultant, which is not terminable at-will by the Company without liability to the Company;

                  (b) agreement, contract, commitment, arrangement or understanding for the future purchase of, or payment for, supplies or products, or for the future performance of services by a third party involving in any one case $30,000 or more;

                  (c) agreement, contract, commitment, arrangement or understanding to sell or supply products or to perform services involving in any one case $30,000 or more;

                  (d) agreement, contract, commitment, arrangement or understanding containing requirements or "take or pay" provisions;

                  (e) agreement, contract, commitment, arrangement or understanding not otherwise listed on the Company Disclosure Schedule and continuing over a period of more than six months from the date hereof or exceeding $30,000 in value;

                  (f) distribution, dealer, representative or sales agency agreement, contract, commitment, arrangement or understanding;

                  (g) lease under which the Company is either lessor or lessee;

                  (h) agreement, contract, commitment, arrangement or understanding containing a provision to indemnify any Person or assume any tax, environmental or other liability;

                  (i) agreement, contract, commitment, arrangement or understanding with federal, state, local, regulatory or other governmental entities;

                  (j) note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person;

                  (k) agreement, contract, commitment, arrangement or understanding for any charitable or political contribution;

                  (l) agreement, contract, commitment, arrangement or understanding for any capital expenditure or leasehold improvement in excess of $30,000;

                  (m) agreement, contract, commitment, arrangement or understanding limiting or restraining the Company from engaging or competing in any manner or in any business;

                  (n) license, franchise, distributorship or other agreement which relates in whole or in part to any Company Intellectual Property Right or Company Third Party Intellectual Property Right;

                  (o) any agreement, contract, commitment, arrangement or understanding not made in the ordinary course of business.

Each of the Material Contracts is valid and enforceable in accordance with its terms; the Company is, and to the Company's knowledge, all other parties thereto are, in compliance with the provisions thereof. The Company is not, and to the Company's knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein; and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder by the Company. None of the rights of the Company under any Material Contract will be impaired by the consummation of the transactions contemplated hereby, and all such rights will be enforceable by the Company after the Closing Date without the consent or agreement of any other party. The Company has delivered accurate and complete copies of each Contract to Parent. No Material Contract requires the consent of any party to its assignment in connection with the transactions contemplated hereby.

         Section 3.16 Litigation. There is no action, suit or proceeding, claim, arbitration, litigation or investigation ("Action"), against the Company pending or as to which the Company has received any written notice of assertion, or, to the knowledge of the Company, threatened, nor is there any such Action against any current or former affiliate of the Company with respect to which the Company has or may have an indemnification obligation. Except as set forth in the Company Disclosure Schedule, (i) there is no unsatisfied judgment, penalty or award against or affecting the Company or any of its properties or assets, and
(ii) there is no award, injunction, judgment, order, ruling, subpoena or verdict of other decision entered, issued or rendered by any Governmental Entity to which the Company or any of its properties or assets are subject.

         Section 3.17 Employees. The Company Disclosure Schedule sets forth the following:

                  (a) a list of all employees of the Company (including name, title and position);

                  (b) each employee's length of service; and

                  (c) the compensation (including terms of payment, bonuses, commissions and deferred compensation, as well as any benefits) of each employee.

(i) There have not been since inception and, to the Company's knowledge, there are not pending, any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of the Company; (ii) the Company has not violated any laws relating to antidiscrimination and equal employment opportunities; (iii) there are and have been no material violations of any other Regulations of any Governmental Entity respecting the employment or benefits of any employees; (iv) there is no unfair labor practice, charge or complaint pending, unresolved or, to the knowledge of the Company, threatened before the National Labor Relations Board; (v) there is no employment handbook, personnel policy manual, or similar document that creates prospective employment rights or obligations; (vi) the employees of the Company are not covered by any collective bargaining agreement;
(vii) the Company is not a party to any agreement which restricts the Company from relocating, closing or terminating any of its operations or facilities or any portion thereof; (viii) the Company has provided or will timely provide prior to Closing all notices required by law to be given prior to Closing to all local, state, federal or national labor, wage-payment, equal employment opportunity, unemployment insurance and related agencies; (ix) the Company has paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses; (x) the transactions contemplated by this Agreement will not in and of themselves create liability under any Regulations of any Governmental Entity respecting reductions in force or the impact on employees on plant closing or sales of businesses; and (xi) all employees of the Company are legally able to work in the United States.

         Section 3.18 Benefits Plans. The Company is not, nor has previously been, a party to (1) any "employee benefit plan" as defined in Section 3(3) of ERISA ("Plan"), or (2) any formal or informal deferred compensation, bonus, performance compensation, stock purchase, stock option, stock appreciation, severance, vacation, sick leave, holiday pay, fringe benefits, personnel policy, reimbursement program, incentive, insurance, welfare or similar plan, program, policy or arrangement ("Benefit Plan"). The Company does not have any intent or commitment to create any additional Plan or Benefit Plan or amend any Plan or Benefit Plan so as to increase benefits thereunder except in the ordinary course of business consistent with past practice. A current, accurate and complete copy of each such Plan and each Benefit Plan has been made available to Parent.

                  (a) Each Plan and Benefit Plan is in material compliance with all reporting, disclosure and other requirements of ERISA and the Code and any other law applicable to such Plan or Benefit Plan.

                  (b) Each Plan which is an employee pension benefit plan (a "Pension Plan"), as defined in Section 3(2) of ERISA, and which is intended to be qualified under Section 401(a) of the Code, has been determined by the Internal Revenue Service to be so qualified or still has time to qualify under applicable Treasury regulations or IRS pronouncements and no condition exists that would adversely affect any such determination. No such Pension Plan is a "defined benefit plan" as defined in Section 3(35) of ERISA.

                  (c) Neither any Plan nor the Company, nor any trustee or agent has been or are presently engaged in any prohibited transactions as defined by Section 406 of ERISA or

         Section 4975 of the Code for which an exemption is not applicable which could subject the Company to any tax or penalty imposed by Section 4975 of the Code or Section 502 of ERISA.

                  (d) The Company and any member of its "controlled group" (as defined in Section 4001(a)(14) of ERISA) are not, and have not been, parties to any "multi-employer plan," as defined in Section 3(37) of ERISA.

                  (e) True and correct copies of Form 5500 and any attached schedules for each of the three most recent completed plan years for each Plan and a true and correct copy of the most recent determination letter, if applicable, issued by the Internal Revenue Service for each Pension Plan has been made available to Parent.

                  (f) With respect to each Plan and Benefit Plan, there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the best of the Company's knowledge, threatened against any Plan or Benefit Plan, the Company or any trustee or agent of any Plan or Benefit Plan.

                  (g) With respect to each welfare benefit plan to which the Company is a party which constitutes a group health plan subject to
         Section 4980B of the Code or Section 601 of ERISA, each such Plan substantially complies, and in each case has substantially complied, with all applicable requirements of Section 4980B of the Code and
         Section 601 of ERISA.

                  (h) (i) Full payment has been made, within the time limits prescribed by law for a current deduction thereof, of all amounts which the Company was required to have paid as a contribution to any Plan, and all other such contributions have been properly accrued on the Financial Statements, and none of the Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such Plan ended prior to the date of this Agreement;

                           (ii) Each of the Plans and Benefit Plans is, and its
                  administration is and has been during the six-year period preceding the date of this Agreement, in material compliance with, and the Company has not received any claim or notice that any such Plan or Benefit Plan is not in compliance with, all applicable laws and orders and prohibited transaction exemptions, including without limitation, to the extent applicable, the requirements of ERISA and the Code;

                           (iii) The Company is in not default in performing any
                  of its material contractual obligations under any of the Plans or Benefit Plans or any related trust agreement or insurance contract;

                           (iv) There are no material outstanding liabilities of
                  any Plan or Benefit Plan other than liabilities for benefits to be paid to participants in such Plan or Benefit Plan and their beneficiaries in accordance with the terms of such Plan or Benefit Plan;

                           (v) Each Plan or Benefit Plan may be amended,
                  modified, terminated or otherwise discontinued by the Company at any time without liability other than ordinary administration expenses typically incurred in a termination;

                           (vi) No Plan or Benefit Plan other than a Pension
                  Plan, retiree medical plan or severance plan or as required by (COBRA) Section 4980B of the Code, any applicable statute or any benefits provided by life insurance, or at the employee's own expense provides benefits to any individual after termination of employment;

                           (vii) The consummation of the transactions
                  contemplated by this Agreement will not (in and of itself) (i) entitle any employee of the Company to severance pay, unemployment compensation or any other payment; (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee; (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available or (iv) result (either alone or in conjunction with any other event) in the payment or series of payments by the Company or any of its Affiliates to any person of an "excess parachute payment" within the meaning of Section 280G of the Code. The term "Affiliate" shall mean, with respect to any Person, any individual, corporation, partnership or other entity which directly or indirectly controls, is controlled by or is under common control with, such Person;

                           (viii) With respect to each Plan or Benefit Plan that
                  is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Closing will have been paid on or before the Closing and, as of the Closing, there will be no liability of the Company under any insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing; and

                           (ix) Each Plan that constitutes a "welfare benefit
                  plan" within the meaning of Section 3(1) of ERISA, and for which contributions are claimed by any of the Companies as deductions under any provision of the Code, is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a welfare benefit plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, and (iii) all welfare benefit funds intended to be exempt from tax under Section 501(a) of the Code have been determined by the Internal Revenue Service to be so exempt and no event or condition exists which would adversely affect any such determination.

         Section 3.19 Transactions with Affiliates. There is no lease, sublease, indebtedness, contract, agreement, commitment, understanding, or other arrangement of any kind entered into by the Company with any officer, director or shareholder of the Company or any affiliate of any of them, or any agreements between the Company, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors and officers consistent with previously established policies (including normal merit increases in such compensation in the ordinary course of business) and copies of which have been provided to Parent; and (b) reimbursements of ordinary and necessary expenses incurred in connection with their employment, and amounts paid pursuant to employee benefit plans of which copies have been provided to Parent.

         Section 3.20 Environmental Matters.

                  (a) The Company has secured, and is in compliance with, all Environmental Permits, with respect to its operations and the Real Property. All such Environmental Permits are valid and in full force and effect and none of such Environmental Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement. The Company has always been, and is currently, in material compliance with all Environmental Laws;

                  (b) There are no past, pending, or threatened Environmental Claims against the Company, and the Company is not aware of any facts or circumstances which could be expected to form the basis for any Environmental Claim against them;

                  (c) The Company has not entered into or agreed to any court decree or order, and the Company is subject to any judgment, decree or order relating to compliance with any Environmental Law or to investigation or cleanup of a Hazardous Substance under any Environmental Law;

                  (d) No Lien has been attached, asserted, or to the knowledge of the Company, threatened to or against the assets or any property of the Company pursuant to any Environmental Law, and, to the Company's knowledge, there are no facts, circumstances, or conditions that could be expected to restrict, encumber, or result in the imposition of special conditions under any Environmental Law with respect to the ownership, occupancy, development, use, or transferability of any real property currently operated, owned or leased by the Company;

                  (e) There has been no treatment, storage, disposal or Release of any Hazardous Substance at, from, in to, on or under any Real Property or any other property owned, operated or leased by the Company, and, to the Company's knowledge, no Hazardous

         Substances are present in, on, about or migrating to or from any Real Property that could give rise to an Environmental Claim against the Company;

                  (f) The Company has not received a CERCLA 104(e) information request or has been named a potentially responsible party for any National Priorities List site under CERCLA or any site under analogous state law or received an analogous notice or request from any non-U.S. Governmental Entity, which notice, request or any resulting inquiry or litigation has not been fully and finally resolved without possibility of reopening;

                  (g) There are no aboveground tanks or underground storage tanks on, under or about the Real Property and any former aboveground or underground tanks on the Real Property have been removed in accordance with all Environmental Laws and no residual contamination, if any, remains at such sites in excess of applicable standards;

                  (h) There are no polychlorinated biphenyls ("PCBs") leaking from any article, container or equipment on, under or about the Real Property and there are no such articles, containers or equipment containing PCBs, and there is no asbestos containing material or lead based paint containing materials in at, on, under or within Real Property;

                  (i) The Company has not transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which is an Environmental Clean-up Site;

                  (j) none of the Real Property is a current or proposed Environmental Clean-up Site;

                  (k) the Company has provided to Parent a true and complete copies of, or access to, all written environmental assessment materials and reports in its possession that have been prepared by or on behalf of the Company during the past five years.

                  (l) As used in this Agreement:

                           (i) The term "Environment" shall mean all air,
                  surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

                           (ii) The term "Environmental Action" shall mean any
                  claim, proceeding or action which may be brought or threatened, or which Parent reasonably believes may be brought or threatened, under any Environmental Law or otherwise asserting any claim that any of the Companies, at any time on or prior to the Closing Date, has (i) incurred liability with respect to an environmental condition, whether on the Real Property or elsewhere, or (ii) otherwise failed to comply with any Environmental Law.

                           (iii) The term "Environmental Claim" shall mean any
                  and all pending and/or threatened administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to or relating to any Environmental Law.

                           (iv) The term "Environmental Clean-up Site" shall
                  mean any location which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state or foreign list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding, or investigation related to or arising from any alleged violation of any Environmental Law, or at which there has been a threatened or actual Release of a Hazardous Material.

                           (v) The term "Environmental Laws" shall mean any and
                  all applicable treaties, laws, regulations, ordinances, common law, enforceable requirements, binding determinations, orders, decrees, judgments, injunctions, permits, approvals, authorizations, licenses or binding agreements issued, promulgated or entered into by any Governmental Entity, relating to the Environment, worker health and safety, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Substances, whether now existing or subsequently amended or enacted, including but not limited to: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. ("CERCLA"), the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C.
                  Section 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C.
                  Section 11001 et. seq., the Safe Drinking Water Act, 42 U.S.C.
                  Section 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., and any similar or implementing state or local law, and any non-U.S. laws and regulations of similar import, and all amendments or regulations promulgated thereunder; and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to Hazardous Substances.

                           (vi) The term "Environmental Permits" shall mean all
                  permits, licenses, approvals or authorizations from any Governmental Entity required under Environmental Laws to conduct the operations of the Companies, and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental or Regulatory Authority under any applicable Environmental Law.

                           (vii) The term "Hazardous Substances" shall mean all
                  explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, and all other materials, chemicals or substances which are regulated by, form the basis of liability or are defined as hazardous, extremely hazardous, toxic or words of similar import, under any Environmental Law, including materials listed in 49 C.F.R.
                  Section 172.101 and materials defined as hazardous pursuant to
                  Section 101(14) of CERCLA (as defined above in the definition of "Environmental Laws").

                           (viii) The term "Release" shall mean any spilling,
                  leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into the Environment.

         Section 3.21 Insurance. The assets, properties and operations of the Company are insured under various policies of general liability and other forms of insurance, all of which are described in the Company Disclosure Schedule, which discloses for each policy the risks insured against, coverage limits, deductible amounts, all outstanding claims thereunder, and whether the terms of such policy provide for retrospective premium adjustments. All such policies are issued by an insurer that is, to the Company's knowledge, financially sound and reputable, are in full force and effect in accordance with their terms and will continue in full force and effect following the Effective Time, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. Such policies are in amounts which are adequate in relation to the business and assets of the Company, are sufficient for compliance with all laws and contracts to which the Company is a party or by which it is bound, and all premiums to date have been paid in full. The Company has not been refused any insurance, nor has the Company's coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance. The Company Disclosure Schedule contains a true and complete description of all outstanding bonds and other surety arrangements issued or entered into by the Company and describes any self-insurance by or affecting the Company, including any reserves established thereunder. The Company Disclosure Schedule also contains a statement describing each claim for the current policy year and each of the two preceding policy years under an insurance policy for an amount in excess of $5,000, which sets forth (i) the name of the claimant, (ii) the description of the policy, type of insurance, and period of coverage, and (iii) the amount and brief description of the claim.

         Section 3.22 Books and Records. The books, records and accounts of the Company accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of the Company. The Company has not engaged in any transaction, maintained any bank account or used any of the funds of the Company except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the business.

         Section 3.23 Product Design; Warranties.

                  (a) The Company has not agreed to become, or is not otherwise, responsible for consequential damages; and there are no warranties (express or implied) outstanding with respect to any products ("Products") currently or formerly created, manufactured, sold, distributed or licensed, or any services rendered, by the Company. A copy of the standard warranty of the Company is included in the Company Disclosure Schedule. The Company has not modified or expanded its warranty obligation to any customer beyond that set forth in such standard warranty.

                  (b) The Company Interim Balance Sheet reflects appropriate reserves for warranty claims.

         Section 3.24 No Excess Parachute Payments; Section 162(m) of the Code.

                  (a) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in Proposed Treasury Regulation
         Section 1.280G-1) under any employment, severance or termination agreement or other compensation arrangement currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G of the Code).

                  (b) The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company under any contract, plan, program, arrangement or understanding.

         Section 3.25 Conditions Affecting the Company. The Company has used its reasonable commercial efforts to keep available the services of the employees, agents, customers and suppliers of the Company. The Company has no reason to believe that any loss of any employee, agent, customer or supplier or other advantageous arrangement will result because of the consummation of the transactions contemplated hereby.

         Section 3.26 Brokers. There is no investment banker, broker, finder, financial advisor or other intermediary which has been retained by or is authorized to act on behalf of the Company or Company Shareholders who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement, other than Credit Suisse First Boston ("Credit Suisse"), the fees and expenses of which shall not exceed $4,375,000. No claim (other than any claim of Parent which may arise pursuant to Section 5.03(b) hereof) exists against the Company or the Surviving Corporation or, based on any action by the Company, against Parent for payment of any "topping,"

"break-up" or "bust-up" fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby.

         Section 3.27 No Illegal Payments. Neither the Company nor, to the knowledge of the Company, any Affiliate, officer, agent or employee thereof, directly or indirectly, has, during the past two (2) years, on behalf of or with respect to the Company, (i) made any unlawful domestic or foreign political contributions, (ii) made any payment or provided services which were not legal to make or provide or which the Company or any Affiliate thereof or any such officer, employee or other Person should have known were not legal for the payee or the recipient of such services to receive, (iii) received any payment or any services which were not legal for the payer or the provider of such services to make or provide, (iv) had any transactions or payments which are not recorded in its accounting books and records or (v) had any off-book bank or cash accounts or "slush funds."

         Section 3.28 Suppliers and Customers. No supplier or customer who accounted for more than five percent of the Company's sales or purchases in either of the past two fiscal years and no other supplier or customer material to the business of the Company has terminated its relationship with the Company or has during the past fiscal year decreased or delayed materially, or, to the Company's knowledge, threatened to decrease or delay materially, its services or supplies to the Company or decrease its usage of the Company's products or services. Other than the transactions contemplated by this Agreement, the Company is not aware of any facts or events which may reasonably be expected to form the basis for such a decrease or delay. The Company Disclosure Schedule sets forth with respect to the Company:

                  (a) each supplier from whom purchases exceeded $10,000 for the last fiscal year;

                  (b) each customer to whom sales exceeded $10,000 for the last fiscal year and the aggregate sales with respect to each such customer; and

                  (c) each supplier who constitutes a sole source of supply to the Company.

         Section 3.29 Voting Requirements. The affirmative vote of the holders of a majority of the then outstanding Company Common Shares and the affirmative vote of the holders of at least a majority (on an as-converted-to-Common-Stock-basis) of the then outstanding Company Preferred Shares at a duly convened meeting of the Company Shareholders or any adjournment or postponement thereof to approve and adopt this Agreement and the Agreement of Merger is the only vote of the holders of any class necessary to approve this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby.

         Section 3.30 Opinion of Financial Advisors. The financial advisor to the Company, Credit Suisse, has delivered to the Company an opinion dated as of the date of this Agreement to the effect that the Exchange Ratio is fair from a financial point of view to the Company Shareholders, and a copy of such opinion has been made available to Parent.

         Section 3.31 Certain Enhancements. The enhancements set forth on the list attached hereto as Schedule 3.31 constitute all of the enhancements which the Company has made to the third party product mentioned thereon, and such enhancements may be removed from the Company's current products and from its design for currently proposed products without materially affecting the performance characteristics of such products, and without material cost or delay in the reintroduction of the Company's current products.

         Section 3.32 Completeness of Disclosure. No representation or warranty by the Company in this Agreement, and no written statement made by the Company in the exhibits attached hereto, or any certificate or schedule furnished or to be furnished to Parent pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.


                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Parent and Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule dated and delivered as of the date hereof by Parent and Sub to the Company (the "Parent Disclosure Schedule"), which relates to this Agreement and is designated therein as being the Parent Disclosure Schedule. The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to, and each exception to a representation and warranty set forth therein shall be deemed to qualify, the specific numbered and lettered paragraph(s) of this
Article IV which is referenced or cross-referenced in the applicable exception set forth on the Parent Disclosure Schedule.

         Section 4.01 Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in which it owns or leases property or conducts any business so as to require such qualification, except where failure to be so qualified would not have a Material Adverse Effect on Parent. Neither Parent nor Sub is in violation of its Certificate of Incorporation or Bylaws, in each case as amended to date.

         Section 4.02 Capital Structure.

                  (a) The authorized capital stock of Parent consists of 300,000,000 shares of Common Stock, $.01 par value, and 5,000,000 shares of Preferred Stock, $.01 par value ("Parent Preferred Stock"). As of March 31, 1998, (i) 100,302,143 shares of Parent Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) 137,310 shares of Parent Common Stock were held in the treasury of

         Parent or by Subsidiaries of Parent, (iii) 15,737,342 shares of Parent Common Stock were reserved for future issuance pursuant to stock options granted and outstanding under Parent's stock option plans ("Parent Options"), and (iv) 1,612,460 shares of Parent Common Stock were reserved for issuance under Parent's Employee Stock Purchase Plans ("Parent ESPPs"). As of the date of this Agreement, none of the shares of Parent Preferred Stock is issued and outstanding. The shares of Parent Common Stock issuable in connection with the Merger have been duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights. The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.01 per share, 100 of which are issued and outstanding, and all of which shares are validly issued, fully paid and nonassessable, free of preemptive rights and owned by Parent. Except for the shares referred to above that are issuable pursuant to Parent Options, there are not any options, warrants, calls, conversion rights, commitments or agreements of any character to which Parent or Sub is a party or by which either of them may be bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Parent or obligating Parent to grant, extend or enter into any such option warrant, call, conversion right, commitment or agreement.

                  (b) Except as set forth in this Section 4.02 or as reserved for future grants of options under the Parent stock option plans or the Parent ESPPs, there are no equity securities of any class of Parent or any of its Subsidiaries, or any security convertible into, exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this Section 4.02, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or any of its Subsidiaries.

         Section 4.03 Authority; No Conflict; Required Filings and Consents.

                  (a) Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and the Agreement of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Agreement of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes the valid and binding obligation of Parent and Sub, enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally and (ii) the availability of injunctive relief and other equitable remedies. The Agreement of Merger, when executed and delivered as contemplated herein, will be duly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by the Company, will constitute the valid and binding obligation of Parent and Sub, enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally and (ii) the availability of injunctive relief and other equitable remedies.

                  (b) Neither the execution and delivery of this Agreement or the Agreement of Merger, nor the consummation of the transactions contemplated herein or therein, by Parent or Sub (in each case, with or without the passage of time or the giving of notice) will (i) violate or conflict with any of the provisions of any of the charters or Bylaws of Parent or Sub, (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation or other additional rights, or loss of rights under, any mortgage, indenture, deed of trust, lease, contract, agreement, license or other instrument to which Parent or Sub is a party or by which they or any of their assets or property are bound, (iii) any statute, rule, regulation, injunction, decree, order, judgment or ruling of any Governmental Entity to which Parent or Sub is subject, (iv) result in the creation of any Liens upon any of the assets or property of Parent or Sub.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Agreement of Merger and the Certificate of Merger with the Secretary of State of the State of California and the Secretary of State of the State of Delaware, respectively, and (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country.

         Section 4.04 SEC Filings; Financial Statements.

                  (a) Parent has filed and made available to the Company all forms, reports and documents required to be filed by Parent with the SEC since March 31, 1996 (collectively, the "Parent SEC Reports"). The Parent SEC Reports at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Parent SEC Reports, including any Parent SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto, was or will be prepared in accordance GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and fairly presented or will fairly present the consolidated financial position of Parent and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal year-end recurring adjustments which were not or are not expected to be, individually or in the aggregate, material in amount. The audited balance sheet of Parent as of March 31, 1998 is referred to herein as the "Parent Balance Sheet."

         Section 4.05 Business in the Ordinary Course. Since March 31, 1998, Parent and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice.

         Section 4.06 Agreements, Contracts and Commitments. Parent has not breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any agreement, contract or commitment that is material to the business of Parent as currently conducted or as proposed to be conducted ("Parent Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would entitle any other party to damages from Parent under any Parent Material Contract which cancellation, termination or damages would reasonably be expected to have a Material Adverse Effect on Parent. Each Parent Material Contract that has not expired or been terminated in accordance with its terms is in full force and effect and is not subject to any material default thereunder of which Parent is aware by any party obligated to Parent pursuant to the Parent Material Contract, which default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

         Section 4.07 Litigation. Except as described in the Parent SEC Reports, there is no action, suit or proceeding, claim, arbitration or investigation against Parent pending or as to which Parent has received any written notice of assertion, or, to Parent's knowledge, threatened, which, if decided adversely to Parent, would have a Material Adverse Effect on Parent or impair the ability of Parent to consummate the transactions contemplated by this Agreement.

         Section 4.08 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

         Section 4.09 Available Cash. Parent currently has sufficient cash available to pay the full Earn-Out Cash Payments and has allocated and budgeted its cash in such a way as to enable it to pay the Full Earn-Out Cash Payments if and when due.

         Section 4.10 Form S-3. Parent is currently eligible to use Form S-3.

         Section 4.11 Completeness of Disclosure. No representation or warranty by Parent or Sub in this Agreement, and no written statement made by Parent or Sub in the exhibits or schedules attached hereto or any certificate furnished to the Company pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading. Other than the transactions contemplated hereby, no event has occurred since the filing of Parent's most recent report under the Exchange Act which would be required to be disclosed as part of a registration statement on Form S-4 under the Securities Act which is declared effective on the date hereof (a "Disclosable Event") and which has not previously been disclosed to the Company. If a Disclosable Event occurs after the date hereof and prior to the Closing, such Disclosable Event will be disclosed to the Company prior to the Closing.

                                    ARTICLE V

                    COVENANTS OF THE PARTIES PENDING CLOSING

         The respective parties hereto agree to take the following actions between the date hereof and the Closing Date:

         Section 5.01 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except with the prior written consent of Parent, the Company shall:

                  (a) maintain its corporate existence, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other obligations when due, and carry on its business in the usual, regular and ordinary course in a manner consistent with past practice and in accordance with the provisions of the Agreement and in compliance with all applicable Laws, Authorizations and Contracts;

                  (b) use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses be substantially unimpaired at the Effective Time;

                  (c) maintain its facilities and assets in the same state of repair, order and conditions as they are on the date hereof, reasonable wear and tear excepted;

                  (d) maintain its books and records in accordance with past practice, and to use best efforts to maintain in full force and effect all Authorizations and insurance policies;

                  (e) promptly notify Parent of any event or occurrence not in the ordinary course of business; and

                  (f) use its reasonable commercial efforts to conduct its business in such a manner that on the Closing Date the representations and warranties of the Company contained in this Agreement shall be true, as though such representations and warranties were made on and as of such date, and the Company shall use its reasonable commercial efforts to cause all of the conditions to the obligations of Parent under this Agreement to be satisfied on or prior to the Closing Date.

         Section 5.02 Negative Covenants. Except as expressly provided in this Agreement, the Company shall not, without the prior written consent of Parent:

                  (a) sell, assign, transfer, lease, consume or otherwise dispose of any property or assets except in the ordinary course of business consistent with past practice, or be party to any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or any substantial portion of the assets or any equity securities of, the Company;

                  (b) except in the ordinary course of business consistent with past practice, amend, modify, cancel or waive any rights under any Material Contract listed on the Company Disclosure or enter into any Material Contract that would be required to be disclosed on the Company Disclosure Schedule;

                  (c) make any capital expenditure or commit to make any capital expenditure which, individually or in the aggregate, exceeds $50,000;

                  (d) mortgage, pledge or subject to Liens (other than purchase money liens) any properties or assets of the Company;

                  (e) assume, incur or guarantee any obligation or liability for borrowed money, except for endorsements for collection in the ordinary course of business or in connection with the Company's Credit Agreement with Parent dated August 10, 1998 (the "Credit Agreement");

                  (f) cancel, compromise or waive any debts owed to it, except for compromises of trade debt in the ordinary course of business consistent with past practice;

                  (g) make any changes in its accounting methods, principles or practices;

                  (h) knowingly do any act or omit to do any act within its reasonable control which will cause it to breach of any representation, warranty or obligation contained in this Agreement;

                  (i) amend its Articles of Incorporation or Bylaws;

                  (j) except upon conversion of the Company Preferred Shares as contemplated by this Agreement or upon exercise of any Company Stock Options outstanding on the date hereof and set forth on the Company Disclosure Schedule, issue any of its capital stock or make any change in its issued and outstanding capital stock, issue any option or any security or other instrument convertible into, or exchangeable or exercisable for, its capital stock or redeem, purchase or otherwise acquire any shares of its capital stock; provided, however, that the Company may terminate its rights of first refusal with respect to the transfer of, and any lock-up provisions applicable to, any Company Shares owned by any Company Shareholder; provided, further, Parent shall not unreasonably withhold its consent to the grant of options to new hires.

                  (k) declare or pay any dividend or make any other payment or distribution with respect to its capital stock;

                  (l) increase the wages, salaries, compensation, pension or other benefits payable to any former employee or any current employee who, as of the date hereof, receives annual compensation in excess of $50,000, or pay any bonus or other amount to any such former or current employee other than pursuant to a written agreement or benefit plan disclosed to Parent in the amount required thereunder, or enter into any employment, deferred compensation, retirement or other agreement or arrangement providing for additional or different benefits with any employee than those payable on the date hereof;

                  (m) make any filings or registrations, with any Governmental Entity, except routine filings and registrations made in the ordinary course of business;

                  (n) take any actions outside the ordinary course of business;

                  (o) make any Tax election, change its method of Tax accounting or settle any claim relating to Taxes; or

                  (p) agree to do any of the foregoing, except as contemplated by this Agreement.

         Section 5.03 Access. The Company shall give to Parent's officers, employees, counsel, accountants and other representatives reasonable free and full access to and the right to inspect, during normal business hours, all of the premises, properties, assets, records, contracts and other documents of the Company and shall reasonably permit them to consult with the officers, employees, accountants, counsel and agents of the Company for the purpose of making such investigation of the Company as Parent shall desire to make, provided that such investigation shall not unreasonably interfere with the Company's business operations and subject to the terms of the Nondisclosure Agreement between Parent and the Company dated May 15, 1998, as amended August 10, 1998 (the "Nondisclosure Agreement"). Furthermore, the Company shall furnish to Parent all such documents and copies of documents and records and information with respect to the affairs of the Company and copies of any working papers relating thereto as Parent shall from time to time reasonably request and shall reasonably permit Parent and its agents to make such physical inventories and inspections of the Company as Parent may request from time to time.

         Section 5.04 Exclusivity.

                  (a) Except with respect to this Agreement and the transactions contemplated hereby, the Company shall not and shall cause its employees, shareholders, agents and representatives (including, without limitation, any investment banking, legal or accounting firm retained by any of them and any individual member or employee of the foregoing) (each, an "Agent") not to:

                            (i) initiate, solicit or seek, directly or
                  indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders or any of them) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or any substantial portion of the assets or any equity securities of, the Company (any such transaction being hereinafter referred to as an "Acquisition" and any such proposal or offer being hereinafter referred to as an "Acquisition Proposal");

                           (ii) engage in any negotiations concerning an
                  Acquisition Proposal, or provide any confidential information or data to, or have any substantive discussions with, any person relating to an Acquisition Proposal;

                           (iii) otherwise cooperate in any effort or attempt to
                  make, implement or accept an Acquisition Proposal; or

                           (iv) enter into or consummate any agreement or
                  understanding with any Person relating to an Acquisition Proposal, except for the Merger contemplated hereby. If the Company or its Agents have provided any Person (other than Parent or its Agents or the Company's Agents) with any confidential information or data relating to an Acquisition Proposal other than the Confidential Offering Memorandum, they shall request the immediate return thereof. The Company shall notify Parent immediately if any inquiries, proposals or offers related to an Acquisition Proposal are received by, any confidential information or data in connection with an Acquisition Proposal is requested from, or any negotiations or discussions related to an Acquisition Proposal are sought to be initiated or continued with, the Company, its directors, officers, 10% shareholders or investment bankers.

                  (b) In the event that the Company, any Company Shareholder, or any of their respective Affiliates or Agents takes any of the actions prohibited under the preceding subsection (a), and the Company enters into an agreement with respect to, or consummates, an Acquisition other than the Merger contemplated hereby at any time prior to March 31, 1999, then the Company shall immediately pay to Parent, as liquidated damages and not as a penalty, the sum of FIVE MILLION DOLLARS ($5,000,000). Parent and the Company acknowledge that such payment is reasonable compensation to Parent as a result of such breach.

                  (c) This Section 5.04 shall terminate if Parent fails to make any scheduled advance to the Company under the Credit Agreement and such failure constitutes a breach of the Credit Agreement which remains uncured ten days after written notice thereof from the Company to Parent.

         Section 5.05 Company Shareholder Approval. The Company shall take all actions necessary, in accordance with the CGCL and its Articles of Incorporation and Bylaws, to solicit the written consent of the Company's Shareholders as promptly as practicable to adopt and approve this Agreement, the Agreement of Merger and the Merger contemplated hereby, and the other transactions contemplated by this Agreement (the "Company Shareholder Approval") to the extent such approval is required by the CGCL and the Company's Articles of Incorporation. The Company will, through its Board of Directors, recommend that the Company Shareholder Approval be given.

         Section 5.06 Confidentiality. Each party will, and will cause its principals, Affiliates, associates, officers and other personnel and authorized representatives to hold all information received by it in connection with the transactions contemplated hereby in accordance with the Nondisclosure Agreement, except as may be required by applicable law or as otherwise contemplated herein.

         Section 5.07 Further Assurances. Each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and consummate the transactions contemplated hereby. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its respective reasonable best efforts to (i) take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and (ii) obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

         Section 5.08 Form S-8 Registration Statement. Parent shall file, as promptly as practicable following the Effective Time but in no event later than ten (10) business days following the Effective Time, a registration statement on Form S-8 (or any successor form) under the Securities Act for the shares of Parent Common Stock issuable with respect to the Substitute Stock Options, and use reasonable commercial efforts to maintain its effectiveness (and the current status of the prospectus contained therein) for so long as such options remain outstanding.

         Section 5.09 Benefit Plans. Parent shall take reasonable actions to allow eligible employees of the Company that will be employees of the Surviving Corporation (with such employees receiving credit for services with the Company), to participate on substantially similar terms in benefit programs which are substantially comparable to those maintained for the benefit of similarly situated employees of Parent, as soon as practicable after the Effective Time, to the extent permitted by the terms of such benefit programs. The Company's employee benefit plans as set forth on the Company Disclosure Schedule shall be continued until such comparable benefit programs are available to employees of the Surviving Corporation. Employees of the Company as of the Effective Time shall be permitted to participate in the Parent ESPPs commencing on the first enrollment date following the Effective Time, subject to compliance with the eligibility provisions of such plan (with employees receiving credit, for purposes of such eligibility provisions, for service with the Company).

         Section 5.10 Tax-Free Reorganization. Parent and the Company shall each use their best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

         Section 5.11 Tax Opinions. Parent and the Company agree to make reasonable representations to counsel for purposes of rendering the opinions described in Sections 6.02(m) and 6.03(i).

         Section 5.12 Public Announcement. Neither Parent nor the Company or any Company Shareholder shall make any press release or other public statement or any statement to any sell-side analyst or member of the press concerning the transactions contemplated by this Agreement without the approval of the other party hereto; provided, however, that Parent may, without such approval but after prior consultation with the Company to the extent practicable, make such press releases or other public statements as it, upon the advice of counsel, believes are required under the rules of The Nasdaq Stock Market or applicable securities laws. If this Agreement is terminated pursuant to Sections 7.01(a),
(b) or (c), Parent shall consult with the Company concerning the content of any public statement it believes is required under the rules of The Nasdaq Stock Market or applicable securities laws.

         Section 5.13 Conduct of Business by Parent. Parent shall use its reasonable commercial efforts to conduct its business in such a manner that on the Closing Date the representations and warranties of Parent contained in this Agreement shall be true, as though such representations and warranties were made on and as of such date, and Parent shall use its reasonable commercial efforts to cause all of the conditions to the obligations of the Company under this Agreement to be satisfied on or prior to the Closing Date.

         Section 5.14 Salary Levels. Parent will evaluate salary levels of the employees of the Company and, in its sole discretion, consider increases thereto in the light of market conditions.

         Section 5.15 Private Placement Determination.

                  (a) As soon as practicable following the Signing Date, the Company shall use its commercially reasonable efforts to obtain from each Company Shareholder a signed letter agreement in the form attached as Exhibit P. The Company shall advise Parent as soon as it has obtained signed letter agreements from a sufficient number of Company Shareholders which establish, based upon a review of such agreements, that there are no more than 35

         Company Shareholders who are neither accredited investors (as defined in Regulation D) nor non-U.S. persons (as defined in Regulation S) (such Company Shareholders, the "Unaccredited U.S. Investors"). With respect to those Unaccredited U.S. Investors who have not executed a letter agreement in the form of Exhibit P, the Company shall present to Parent a certificate or certificates signed by an officer of the Company to the effect that (i) such Unaccredited U.S. Investors are known personally to such officer, (ii) such officer reasonably believes that such Unaccredited U.S. Investor has such knowledge and experience in business matters that he is capable of evaluating the merits and risks of an investment in the shares of Parent Common Stock issuable in the Merger, and (iii) sets forth in reasonable detail the basis of such belief.

                  (b) No later than one (1) business day following receipt of the underlying documentation, Parent shall determine, with the advice of its counsel, whether, based upon such documentation, the issuance of the shares of Parent Common Stock in the Merger will be exempt from registration under Rule 506 under the Securities Act (the "Private Placement Determination"). In the event that Parent makes the Private Placement Determination, it shall so advise the Company in writing and the Company shall commence the solicitation of consents from the Company Shareholders with respect to the approval of this Agreement, the Agreement of Merger and the transactions contemplated hereby and thereby. The Company agrees that it shall not solicit consents from any Company Shareholder unless and until Parent has advised the Company in writing that it has made the Private Placement Determination.

                  (c) In the event that Parent does not make the Private Placement Determination, Parent shall, as soon as practicable, prepare and file with the Commission a registration statement on Form S-4 or other applicable form (the "Registration Statement") covering the shares of Parent Common Stock issuable in the Merger pursuant to
         Section 2.02. Parent shall use reasonable commercial efforts to cause the Registration Statement to become effective as soon after such filing as practicable. The information supplied by the Company for inclusion in the Registration Statement shall not, at the time such Registration Statement is declared effective by the Commission, contain any untrue statement of a material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE VI

                              CONDITIONS TO MERGER

         Section 6.01 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

                  (a) Approvals. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition which is in effect on the Closing Date and prohibits the consummation of the Merger.

                  (b) Registration Statement. In the event that Parent files the Registration Statement pursuant to Section 5.15, the Registration Statement shall have become effective under the Securities Act and shall not be subject to any stop order or proceedings seeking a stop order.

         Section 6.02 Conditions to Obligation of Parent and Sub To Effect the Merger. The obligations of Parent and Sub to consummate the transactions contemplated by this Agreement will be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions unless waived in writing by Parent:

                  (a) Representations and Warranties of the Company. Each of the representations and warranties of the Company set forth in this Agreement that is qualified by materiality shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except (i) to the extent that such representations and warranties refer specifically to an earlier date, (ii) for changes contemplated by this Agreement, or
         (iii) for circumstances under which the breach of the representation or warranty or the failure of a representation and warranty to be true and correct would not have a Material Adverse Effect on the Company, and Parent shall have received a certificate signed on behalf of the Company by the President of the Company to such effect.

                  (b) Performance of Obligations. The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the President of the Company to such effect, provided, however, that a failure to perform any obligation set forth in Section 5.01 shall not be deemed to constitute the non-satisfaction of this condition unless such failure has a Material Adverse Effect on the Company.

                  (c) No Material Adverse Change. There shall have been no "Material Adverse Change." For the purposes, hereof, a "Material Adverse Change" shall mean a change which has, or would reasonably be expected to have, a Material Adverse Effect on the Company.

                  (d) Authorizations, Approvals and Consents. All authorizations, approvals or consents of any and all Governmental Entities or other Persons required to be obtained by the Company to consummate the transactions contemplated by this Agreement as listed on

         Schedule 3.03(b), shall have been validly obtained and copies thereof shall have been delivered to Parent and Sub.

                  (e) No Injunction; No Litigation. No provision of any applicable law or regulation and no judgment, injunction, order or decree shall restrain, prohibit or otherwise interfere with the effective operation or enjoyment by Parent of all or any material portion of the business of the Company. There shall not be pending or threatened by any Governmental Entity or other Person any suit, action or proceeding, which imposes any restriction on Parent, the Company Shareholders or the Company in connection with the consummation of the Merger or with respect to the operations of the Company's business which, if determined adversely, would reasonably be expected to have a Material Adverse Effect on the Company.

                  (f) Conversion of Preferred Stock. All Company Preferred Shares shall have been converted into Company Common Shares.

                  (g) Corporate Action. The Company shall have taken all corporate action necessary to approve the transactions contemplated by the Agreement, and the Company shall have furnished Parent and Sub with copies of resolutions, adopted by the Board of Directors of the Company and by holders of not less 90% of the outstanding Company Shares on an as-if converted basis (and the requisite vote of the holders of the Company Preferred Shares) and certified by the secretary of the Company as of the Closing Date, in form and substance reasonably satisfactory to counsel for Parent, in connection with such transactions.

                  (h) Agreement of Merger. The Agreement of Merger shall have been duly executed and delivered by the Company.

                  (i) Indemnity Escrow Agreement. The Indemnity Escrow Agreement shall have been duly executed and delivered by the Company Shareholders' Representative and the Indemnity Escrow Agent named therein in substantially the form attached as Exhibit H hereto (the "Indemnity Escrow Agreement").

                  (j) The Company Shareholders' Representative. Parent shall have received a true and complete copy of an agreement entered into among the holders of no less than 90% of the Company Shares and Nicholas Mitsakos as the Company Shareholders' Representative (the "Company Shareholders' Representative"), in the form attached hereto as
         Exhibit I (the "Representative Agreement"), authorizing the Company Shareholders' Representative to act on behalf of the Company Shareholders in regard to matters arising under the Indemnity Escrow Agreement; provided, however, that there shall be no more than ten Company Shareholders who have not executed and delivered the Representative Agreement on or prior to the Closing Date.

                  (k) Opinion of Counsel. Parent and Sub shall have received a written opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Company, addressed to Parent and Sub, dated as of the Closing Date, in the form attached hereto as Exhibit J.

                  (l) Tax Opinion. Parent shall have received the written opinion of Morgan, Lewis & Bockius LLP, counsel to Parent, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely upon the representations and certificates of Parent, Sub and the Company.

                  (m) Employment Arrangements. Each of the key employees separately identified on Schedule 6.02(m) shall have executed and delivered to Parent an employment agreement in substantially the form attached hereto as Exhibit K.

                  (n) Resignation of Directors and Officers. Parent shall have received resignations in writing from all of the directors and such of the officers of the Company as Parent shall have requested.

                  (o) Termination of Existing Agreements. The Company shall have delivered to Parent evidence satisfactory to Parent that the Amended and Restated Shareholder Rights Agreement dated as of October 15, 1997 by and between the Company, the Investors and the Common Holders, and the Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of October 15, 1997 among the Investors and the Shareholders shall have been terminated.

                  (p) Company Shareholder Letter Agreements. In the event that Parent makes the Private Placement determination, each Company Shareholder who is an "accredited investor" (as defined in Regulation D under the Securities Act) shall have executed and delivered to Parent a Letter Agreement in the form attached hereto as Exhibit G-1. Each Company Shareholder who is not a U.S. person (as defined in Regulation S under the Securities Act) shall have executed and delivered to Parent a Letter Agreement in the form attached hereto as Exhibit G-2. Each Company Shareholder who is a U.S. person but who is not an "accredited investor" shall have executed and delivered to Parent a Letter Agreement in the form attached hereto as Exhibit G-3.

                  (q) Noncompetition Agreements. Each of the persons separately identified on Schedule 6.02(q) shall have executed and delivered to Parent a noncompetition agreement in substantially the form attached hereto as Exhibit L.

                  (r) Releases. Each of the persons separately identified on
         Schedule 6.02(r) shall have executed and delivered to Parent a waiver and release in substantially the form attached hereto as Exhibit M.

                  (s) Company Stock Options. Other than as set forth on the Company Disclosure Schedule, none of the Company Shares subject to Repurchase Restrictions or Company Stock Options shall be subject to accelerated vesting as a result of the Merger or any other transaction contemplated hereby.

                  (t) Invoices. Parent shall have received a final statement of all fees, costs and expenses, including without limitation, fees and expenses of Credit Suisse, counsel and accountants, incurred by the Company in connection with the Merger and the transactions contemplated hereby, which statement shall be certified by the President of the Company as true and complete.

                  (u) Parachute Payments. All Company Shareholders who signed Shareholder Agreements shall have voted (or have had their proxyholder vote) in favor of the matters set forth in Annex A of the Shareholder Agreements.

                  (v) Certain Agreements. The Company shall have received in a form reasonably acceptable to Parent the consents and the modification described in Schedule 6.02(v) of certain agreements listed therein.

                  (w) Invention Assignments. The Company shall have received in a form reasonably acceptable to Parent executed assignment letters from the Persons listed in Schedule 6.02(w).

         Section 6.03 Conditions to Obligations of the Company To Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

                  (a) Representations and Warranties. Each of the representations and warranties of Parent and Sub set forth in this Agreement that is qualified by materiality shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except (i) to the extent that such representations and warranties refer specifically to an earlier date, (ii) for changes contemplated by this Agreement, and (iii) for circumstances under which the breach of the representation or warranty or the failure of a representation and warranty to be true and correct would not have a Material Adverse Effect on Parent, and the Company shall have received a certificate signed on behalf of Parent by the President or Chief Financial Officer of Parent to such effect.

                  (b) Performance Of Obligations. Parent and Sub shall have performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date and the Company shall have received a certificate signed on behalf of Parent by the President or Chief Financial Officer of Parent to such effect, provided, however, that a failure to perform any obligation set forth in Section 5.13 shall not constitute the non-satisfaction of this condition unless such failure has a Material Adverse Effect on Parent.

                  (c) Corporate Action. Parent and Sub shall have taken all corporate action necessary to approve the transactions contemplated by this Agreement, and Parent and Sub shall have furnished the Company with copies of resolutions, adopted by their respective Boards of Directors and, if necessary, stockholders and certified by their respective secretaries as of the Closing Date, in form and substance reasonably satisfactory to counsel for the Company, in connection with such transactions.

                  (d) Agreement of Merger. The Agreement of Merger shall have been duly executed and delivered by Parent and Sub.

                  (e) Indemnity Escrow Agreement. The Indemnity Escrow Agreement shall have been duly executed and delivered by Parent and the Indemnity Escrow Agent named therein.

                  (f) Registration Rights Agreement. Parent shall have executed and delivered the Registration Rights Agreement in the form attached hereto as Exhibit N.

                  (g) Legal Opinion. The Company shall have received a written opinion from Morgan, Lewis & Bockius LLP, dated as of the Closing Date, in the form attached hereto as Exhibit O.

                  (h) Tax Opinion. The Company shall have received the written opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely upon the representations and certificates of Parent, Sub and the Company.

                  (i) Parachute Payments. The Shareholders signing the Shareholder Agreements shall have voted in favor of (or had their proxy holder vote in favor of) the matters set forth in Annex A to the Shareholder Agreements.

                  (j) Employment Agreements. Parent shall have executed and delivered to each of the persons separately identified on Schedule 6.02(m) an Employment Agreement in substantially the form attached hereo as Exhibit K.

                  (k) Transfer Agent. Parent shall have delivered to the Company evidence from its transfer agent that shares of Parent Common Stock have been issued in exchange for Certificates which have been duly surrendered in accordance with Section 2.03 hereof together with a duly executed Transmittal Letter and, if applicable, an executed signature page to the Unvested Shares Escrow Agreement, provided, however, that such evidence shall only be required with respect to Certificates as to which Parent has received written notice of surrender at least three (3) business days prior to the Closing.

                  (l) Unvested Shares Escrow Agreement. The Unvested Shares Escrow Agreement shall have been duly executed and delivered by Parent and the Escrow Agent named therein.


                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

         Section 7.01 Termination. This Agreement may be terminated at any time prior to the Effective Time by written notice by the terminating party to the other party under the circumstances set forth below:

                  (a) by mutual written consent of Parent and the Company: or

                  (b) by either Parent or the Company if the Merger shall not have been consummated by October 31, 1998 (provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

                  (c) by Parent if a breach or failure of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause any condition set forth in Sections 6.01 or 6.02 not to be satisfied and such breach is not cured within 10 business days thereof; provided, however, that there shall be no cure period with respect to any breach of Sections 5.04, 5.06 and 5.12;

                  (d) by the Company, if a breach or failure of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement shall have occurred which would cause any condition set forth in Sections 6.01 or 6.03 not to be satisfied and such breach is not cured within 10 business days thereof; provided, however, that there shall be no cure period with respect to any breach of Sections 5.06 and 5.12; or

                  (e) by the Company if Parent fails to make any scheduled advance to the Company under the Credit Agreement and such failure constitutes a breach of the Credit Agreement which remains uncured ten days after written notice thereof from the Company to Parent.

         Section 7.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Parent, Sub, the Company or their respective officers, directors, shareholders or Affiliates, except as set forth in Section 7.03; provided, however, that the provisions of Sections 5.04(b) and (c), 5.06, 5.12 and 7.03 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

         Section 7.03 Remedies. Any party terminating this Agreement pursuant to
Section 7.01 (b), (c) or (d) shall have the right to recover damages sustained by such party if the basis for termination is a result of the other party's fraud or willful and intentional breach of its obligations hereunder, provided that the party seeking relief is not in breach of its obligations hereunder under circumstances which would have permitted the other party to terminate the Agreement under Section 7.01.

         Section 7.04 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors in the case of Parent, Sub or the Company, at any time before or after approval of the matters presented in connection with the Merger by the Company Shareholders or by Parent, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 7.05 Waiver. At any time prior to the Effective Time, Parent and Sub may waive compliance by the Company or any Company Shareholder, and the Company may waive compliance by Parent or Sub, by an instrument in writing signed by or on behalf of the party waiving compliance, with any term or provision of this Agreement that the other party was or is obligated to comply with or perform.


                                  ARTICLE VIII

                                 INDEMNIFICATION

         Section 8.01 Indemnification by the Company Shareholders.

                  (a) Subject to Sections 8.01(b) and 8.03, each Company Shareholder (collectively, the "Company Indemnifying Parties") shall, jointly and severally, indemnify and defend Parent and its Affiliates, officers, directors and employees, (the "Parent Indemnified Parties") against, and shall hold them harmless from, any loss, liability of every type and nature (whether known or unknown, fixed or contingent), claim, including, without limitation, any third-party claim, charge, action, suit, proceeding, assessed interest, penalty, damage, Tax or expense (including legal and other professional fees and expenses) (collectively, "Losses") resulting from, arising out of, or incurred by any Parent Indemnified Party in connection with, or otherwise with respect to:

                           (i) any breach or failure of a representation or
                  warranty by the Company contained in this Agreement or any exhibit attached hereto, or any certificate or schedule furnished or to be furnished to Parent pursuant hereto;

                           (ii) any breach of any covenant of the Company or any
                  Company Shareholder contained in this Agreement or any exhibit attached hereto, or any certificate or schedule furnished or to be furnished to Parent pursuant hereto;

                           (iii) the matters, if any, disclosed on Schedule
                  3.02, subsections (1) and (2); Schedule 3.03, subsection (b);
                  Schedule 3.07, subsections (1) and (2); Schedule 3.11, subsections (1) and (2); Schedule 3.12, subsection (11)(b);
                  Schedule 3.14, subsections (6) and (7); Schedule 3.15, subsections (12) and (15); Schedule 3.16; Schedule 3.18, subsection (4); and Schedule 3.19, subsection (10) (but only with reference to the failure of certain persons listed therein to sign the agreements set forth therein) and subsection (11).

                           (iv) in the event that any Company Shareholder
                  properly exercises any appraisal rights under applicable law, the amount, if any, by which the fair market value (determined in accordance with applicable law) of Dissenting Shares exceeds the amount such Company Shareholder was otherwise entitled to receive pursuant to Sections 2.02 and 2.09 of this Agreement;

                           (v) in addition to and not in limitation of the
                  foregoing, any and all Losses that result from, relate to or arise out of any action based upon a written claim or claim communicated orally to a representative of the Company or Parent ("Intellectual Property Claim") that (i) the Company has infringed or violated, does infringe or violate, or would infringe or violate, any patent of any third party, or (ii) the carrying on of the Company's business by the present or former employees or independent contractors of the Company conflicts with or breaches the terms, conditions and provisions of, or constitutes a default under, any employment, confidentiality, assignment of inventions or non-competition agreement under circumstances in which such conflict, breach or default would limit the Company's ability to carry on its business or to use or employ any employee or independent contractor in the Company's business as conducted prior to the Closing or as proposed to be conducted as described in the Company's Confidential Offering Memorandum; provided, however, that a claim relating to patents based upon any alteration or modification of any product or component thereof currently manufactured or under development by the Company or the combination of such Company product or component with any other product or component made by, or at the request of, Parent (provided that such product or component would not otherwise be infringing but for the alterations or modifications or combinations made by Parent) shall not be deemed to constitute an Intellectual Property Claim which is covered by this indemnity; and

                           (vi) any breach by a Company Shareholder of the
                  representation and warranty contained in the third paragraph of such Company Shareholder's Transmittal Letter delivered to Parent pursuant to Section 2.03(a).

                  (b) At the Effective Time, the Escrow Shares (as defined below) shall be delivered to Chase Manhattan Trust Company, N.A. as Indemnity Escrow Agent. Such Escrow Shares, together with any and all income and proceeds thereon, shall be referred to hereinafter as the "Indemnity Escrow Fund." The Indemnity Escrow Fund shall be available to compensate the Parent Indemnified Parties pursuant to the indemnification obligations of the Company Indemnifying Parties. The Indemnity Escrow Fund shall be held and disbursed by the Indemnity Escrow Agent in accordance with the Indemnity Escrow Agreement. The term "Escrow Shares" means a number of Parent Common Shares which are not Unvested Shares and which equals TWENTY-TWO MILLION DOLLARS ($22,000,000) divided by the Average Price, rounded up to the nearest whole share. The number of Escrow Shares attributable to each Company Shareholder shall be equal to the aggregate number of Escrow Shares multiplied by a fraction the numerator of which is the number of Parent Common Shares other than Unvested Shares issuable to each such Company Shareholder and the denominator of which is the aggregate number of Parent Common Shares which are not Unvested Shares issuable to all Company Shareholders. Parent's sole and exclusive remedy for Losses shall be the release of Escrow Shares from the Indemnity Escrow Fund to Parent subject to and in accordance with the Indemnity Escrow Agreement.

         Section 8.02 Survival. The representations, warranties, covenants and agreements of the Company, Parent and Sub contained in this Agreement shall survive the Closing for a period of one (1) year following the Closing Date. No claim for indemnification may be made by an Indemnitee (as defined below) after such date, provided that in the event that a Notice of Claim (as defined below) shall have been given within the survival period (whether or not formal legal action shall have been commenced based upon such claim), the claim specified therein shall continue to be subject to indemnification in accordance herewith.

         Section 8.03 Limitations.

                  (a) No Escrow Shares shall be released to Parent from the Indemnity Escrow Fund under the Indemnity Escrow Agreement until the aggregate amount of all Losses as to which claims have been asserted exceeds $500,000 (the "Indemnification Floor"). Subject to and in accordance with the Indemnity Escrow Agreement, once the Indemnification Floor has been reached, a number of Escrow Shares shall be released to Parent from the Indemnity Escrow Fund that have an aggregate value equal to the amount of all Losses from the first dollar, computed, with respect to Losses attributable to each respective claim, on the basis of the Indemnity Average Price (as hereinafter defined) as the deemed value of an Escrow Share. The "Indemnity Average Price" shall mean, with respect to each claim made by a Parent Indemnified Party, the average of the last reported sale price per share of Parent Common Stock on The Nasdaq National Market as reported in The Wall Street Journal for the ten (10) trading days ending on the date which is three (3) business days immediately preceding and not including (i) that date on which such claim is made pursuant to the Indemnity Escrow Agreement, or
         (ii) if such claim is contested in accordance with the provisions of the Indemnity Escrow Agreement, the date on which such claim is finally resolved in accordance therewith.

                  (b) The indemnification provided in this Article VIII (which is limited to the release of Escrow Shares to Parent from the Indemnity Escrow Fund subject to and in accordance with the Indemnity Escrow Agreement) shall be the exclusive post-closing remedy for Losses available to Parent and Sub for any breach of any representation, warranty, covenant or agreement contained in this Agreement. In no event shall the liability of the Company Shareholders exceed the total number of Escrow Shares in the Indemnity Escrow Fund.

                  (c) The sole right of the Company Shareholders from and after the Closing with respect to any breach or alleged breach by Parent or Sub of their obligations, covenants, representations or warranties hereunder or the failure of any representation or warranty made by either of them hereunder to be true and correct on the date hereof or on the Closing Date shall be as follows: acting through the Company Shareholders' Representative, the Company Shareholders may assert a claim for damages with respect to a breach by Parent of the representations set forth in Sections 4.04, 4.07, 4.10 and 4.11 and the covenants set forth in Sections 5.08 and 5.09 if, and only if, such breach had a Material Adverse Effect on Parent, and the holders of a majority of the Company Shares have determined to pursue such claim pursuant hereto. The right set forth in this subsection shall be the exclusive remedy of the Company Shareholders for such a breach. Nothing set forth herein shall preclude the Company Shareholders, acting through the Company Shareholders' Representative, from asserting their respective rights to receive the Merger Consideration or the Earn-Out Merger Consideration in accordance with Article II.

         Section 8.04 Notice of Claims. Any party entitled to indemnification under this Article VIII (the "Indemnitee") shall notify the party obligated to provide such indemnification (who, in the case of any claims submitted by any Parent Indemnified Party under this Article VIII shall be the Company Shareholders' Representative) (the "Indemnitor") in writing of any claim, which the Indemnitee shall have determined has given rise to a claim for indemnification under this Article VIII ("Notice of Claim").

         Section 8.05 Third Party Claims.

                  (a) If the facts giving rise to any indemnification provided for in this Agreement involve any actual or threatened claim or demand by any third party ("Third Party Claim") against any Indemnitee, the Indemnitee shall give prompt written notice of such Third Party Claim to the Indemnitor. Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any liability it may have to the Indemnitee, except to the extent that such failure or delay causes actual harm to the Indemnitor with respect to such claim. The Indemnitor will be entitled, upon its election, by written notice given to the Indemnitee within thirty (30) days after the date on which the Indemnitee has given notice of such Third Party Claim to the Indemnitor (without prejudice to the right of such Indemnitee to participate at its expense through counsel of its own choosing), to assume the defense or prosecution of such claim and any litigation resulting therefrom (a "Third Party Defense") at its expense and through counsel of its own choosing reasonably acceptable to the Indemnitee; provided, however, that the Indemnitor shall not have the right to assume the Third Party Defense (i) subject to subsection (b), in an Intellectual Property Claim, or (ii) if any such claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief, or (iii) if, in the reasonable opinion of the Indemnitee and its counsel, there is or could reasonably be expected to be a conflict of interest with respect to a third party between the position of the Indemnitor and the Indemnitee, or (iv) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to defend such proceeding and provide indemnification in accordance with the provisions of this Agreement with respect to such proceeding, and provided further, that if, by reason of the claim of such third party a lien, attachment, garnishment or execution is placed upon any of the property or assets of such Indemnitee, the Indemnitor, if it desires to exercise its right to assume such Third Party Defense, must furnish a satisfactory indemnity bond to obtain the prompt release of such lien, attachment, garnishment or execution. If the Indemnitor assumes a Third Party Defense, it will take all steps necessary in the defense, prosecution, or settlement of such claim or litigation and will hold all Indemnitees harmless from and against all Losses caused by or arising out of any settlement thereof (other than such Indemnitee's expenses of participation in such defense, prosecution or settlement). No Indemnitor will, in a Third Party Defense, except with the written consent of the Indemnitee to which such Indemnitor is obligated to furnish indemnification pursuant to this Agreement, consent to the entry of any judgment or enter into any settlement (i) which does not include as an unconditional term thereof the giving to the Indemnitee by the third party of a release from all liability in respect of such suit, claim, action, or proceeding, (ii) unless there is no finding or admission of any violation of law by the Indemnitee (or any affiliate thereof) or any violation of the rights of any Person and no effect on any other claims of a similar nature that may be made by the same third party against the Indemnitee, or (iii) which imposes any form of relief other than monetary damages. If the Indemnitor does not assume a Third Party Defense, the Indemnitee may, at the expense of the Indemnitor, defend or prosecute such claim or litigation in such manner as it may deem appropriate and may settle such claim or litigation after giving written notice thereof to the Indemnitor, on such terms as such Indemnitee may deem appropriate and the Indemnitor will promptly reimburse such Indemnitee for any Losses incurred in connection with such settlement. If no settlement of such claim or litigation is made, the Indemnitor will promptly reimburse such Indemnitee for any Losses arising out of any judgment rendered with respect to such claim or litigation. Any Losses for which an Indemnitee is entitled to indemnification hereunder shall be promptly paid as incurred. If the Indemnitor does not elect to assume a Third Party Defense which it has the right to assume hereunder, the Indemnitee shall have no obligation to do so.

                  (b) For so long as Ravinder Sethi, Donal Byrne or Cuneyt Ozveren is acting as the Company Shareholders' Representative with respect to any indemnifiable claim that the Company Intellectual Property Rights infringe the patent rights of any third party, and provided that such Company Shareholders' Representative is then employed by the Company or Parent, Parent shall permit such Company Shareholders' Representative to participate actively in investigating, setting a strategy for, negotiating the settlement of, or conducting the litigation of, any such indemnifiable claim.

         Section 8.06 Effect of Investigation; Waiver.

                  (a) Parent's right to indemnification or other remedies based upon the representations and warranties, covenants, agreements and undertakings of the other party will not be affected by any investigation, knowledge or waiver of any condition of such party. Such representations and warranties shall not be affected or deemed waived by reason of the fact that Parent knew or should have known that any of the same is or might be inaccurate. Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

                  (b) The waiver by Parent of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or obligation, will not affect any right to indemnification or other remedy based on such warranties, covenants and obligations unless otherwise expressly agreed in writing by Parent.


                                   ARTICLE IX

                               GENERAL PROVISIONS

         Section 9.01 Contents of Agreement; Parties in Interest; etc. This Agreement and the Agreement of Merger sets forth the entire understanding of the parties hereto with respect to the Merger. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the Agreement of Merger.

         Section 9.02 Assignment and Binding Effect. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

         Section 9.03 Expenses. The Company and the Company Shareholders shall pay their own legal and other expenses and fees incurred by them, or on their behalf, in connection with the negotiation and preparation of this Agreement if the transactions contemplated herein are not completed or this Agreement is terminated. In the event that the transactions contemplated herein are completed, at the Effective Time Parent shall pay, subject to presentation of satisfactory invoices, the Company's fees and expenses owed to Credit Suisse up to an aggregate of $4,375,000, the Company's attorneys' fees and expenses up to an aggregate of $125,000 and the Company's accountants' fees up to an aggregate of $25,000 (the "Permitted Expenses"). Any other fees and expenses of the Company incurred in connection with the Merger in excess of the Permitted Expenses (the "Excess Expenses") shall be paid by the Company Shareholder Representative on behalf of the Company Shareholders out of the Company Shareholders' Representative Fund (as defined in Section 9.04). Parent and Sub will each pay its own legal and other expenses incurred by it, or on its behalf, in connection with the negotiation and preparation of this Agreement and the transactions contemplated herein whether or not such transactions are completed or this Agreement is terminated.

         Section 9.04 Company Shareholders' Representative Fund. At the Closing, Parent shall pay to the Company Shareholders' Representative the amount of $500,000 (the "Company Shareholder's Representative Fund"). The Company Shareholders' Representative Fund shall be used first to pay the amount of any Excess Expenses and then to pay the out-of-pocket expenses incurred by the Company Shareholders' Representative in the performance of his duties under the Representative Agreement. Any amounts not so used shall be distributed among the Company Holders in accordance with the Representative Agreement.

         Section 9.05 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given on the day established by the sender as having been delivered personally; on the day delivered by a private courier as established by the sender by evidence obtained from the courier; or on the third
(3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

                  If to Parent or Sub, to:

                  FORE Systems, Inc.
                  1000 FORE Drive
                  Warrendale, PA  15086
                  Attention: Christopher H. Gebhardt, Esq.

                  With a required copy to:

                  Morgan, Lewis & Bockius LLP
                  One Oxford Centre
                  Pittsburgh, PA  15232
                  Attention: Marlee S. Myers, Esq.

                  If to the Company to:

                  Berkeley Networks, Inc.
                  1805 McCandless Drive
                  Milpitas, California  95035
                  Attention: President

                  With a required copy to:

                  Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road
                  Palo Alto, CA  94304-1050
                  Attention:  Neil Wolff

or to such other address or to the attention of person or persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

         Section 9.06 Delaware Law to Govern. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware, excluding any laws that would cause the laws of another jurisdiction to apply.

         Section 9.07 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article VIII hereof, the other Indemnified Parties, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons; provided, however, that the Company Shareholders and Company Optionees shall have the rights under this Agreement to receive the Earn-Out Merger Consideration set forth in Section 2.09 hereof, and to assert claims pursuant to Section 8.03(c), subject to the limitations set forth therein, exercisable on their behalf exclusively by the Company Shareholders' Representative.

         Section 9.08 Headings, Gender and "Person." All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

         Section 9.09 Schedules and Exhibits. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

         Section 9.10 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 9.11 Counterparts. This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         Section 9.12 Specific Performance. The Company and Parent each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.


                                    ARTICLE X

                                   DEFINITIONS

         Section 10.01 Definitions. As used in this Agreement, the following terms shall have the following meanings:


     1997 Financial Statements                                              3.04

     1998 Financial Statements                                              3.04

     Acquisition                                                         5.04(a)

     Acquisition Proposal                                                5.04(a)

     Action                                                                 3.16

     Affiliate                                                      3.18(h)(vii)

     Agent                                                                  5.04

     Agreement                                                             Title

     Audited Financial Statements                                           3.04

Authorizations                                                           3.11(a)

Average Price                                                            2.02(b)

Benefit Plan                                                                3.18

CERCLA                                                                   3.20(l)

CGCL                                                                        1.01

Closing                                                                     1.02

Closing Date                                                                1.02

Closing Date Average Price                                               2.02(b)

Closing Merger Consideration                                             2.01(a)

Closing Per Share Merger Consideration                                   2.02(a)

Certificates                                                             2.03(a)

Code                                                                    Recitals

Company                                                                    Title

Company Common Shares                                                    2.01(b)

Company Disclosure Schedule                                          Article III

Company Holder                                                           2.09(b)

Company Indemnifying Parties                                             8.01(a)

Company Intellectual Property Rights                                     3.14(a)

Company Optionees                                                        2.01(b)

Company Preferred Shares                                                 3.02(a)

Company Shareholder                                                      2.01(b)

Company Shareholder Approval                                                5.05

Company Shareholders' Representative                                     6.02(k)

Company Shareholders' Representative Fund                                   9.04

Company Shares                                                           3.02(a)

Company Stock Options                                                    2.01(b)

Company Third Party Intellectual Property                                3.14(b)
Rights

Confidential Information                                                 3.14(e)

Confidential Offering Memorandum                                         3.14(a)

Constituent Corporations                                                 1.03(a)

Contracts                                                                   3.15

Credit Agreement                                                         5.02(e)

DGCL                                                                        1.01

Disclosable Event                                                           4.11

Dissenting Shares                                                        2.01(b)

Earn-Out Cash Payment                                                    2.09(a)

Earn-Out Merger Consideration                                            2.01(a)

Earn-Out Per Share Merger Consideration                                  2.09(a)

Earn-Out Shares                                                          2.09(c)

Effective Time                                                              1.02

Environment                                                              3.20(l)

Environmental Action                                                     3.20(l)

Environmental Claim                                                      3.20(l)

Environmental Clean-up Site                                              3.20(l)

Environmental Laws                                                       3.20(l)

Environmental Permits                                                    3.20(l)

Escrow Agent                                                             2.03(a)

Escrow Shares                                                            8.01(b)

Excess Expenses                                                             9.03

Exchange Act                                                             4.04(a)

Exchange Ratio                                                           2.02(b)

Excluded Company Common Shares                                           2.09(e)

Excluded Company Stock Options                                           2.09(e)

Execution Date Average Price                                             2.02(b)

Financial Statements                                                        3.04

GAAP                                                                        3.04

Governmental Entity                                                      3.03(b)

Hazardous Substances                                                     3.20(l)

Indemnification Floor                                                    8.03(a)

Indemnity Average Price                                                  8.03(a)

Indemnity Escrow Agent                                                   2.03(a)

Indemnity Escrow Agreement                                               6.02(i)

Indemnity Escrow Fund                                                    8.01(b)

Indemnitee                                                                  8.04

Indemnitor                                                                  8.04

Intellectual Property Claim                                              8.01(v)

Interim Balance Sheet                                                       3.04

Interim Balance Sheet Date                                                  3.04

Interim Financial Statements                                                3.04

Leased Property                                                          3.13(b)

Leases                                                                   3.13(b)

Liabilities                                                                 3.08

Liens                                                                    3.03(b)

Losses                                                                   8.01(a)

Material Adverse Change                                                  6.02(c)

Material Adverse Effect                                                  3.12(a)

Material Contract                                                           3.15

Merger                                                                     1.01

Merger Consideration                                                       2.01

Nondisclosure Agreement                                                    5.03

Notice of Claim                                                            8.04

Option Merger Consideration                                             2.01(a)

Owned Real Property                                                     3.13(a)

PCBS                                                                    3.20(h)

Parent                                                                    Title

Parent Balance Sheet                                                    4.04(b)

Parent Common Stock                                                     2.01(a)

Parent Common Shares                                                    2.02(a)

Parent Disclosure Schedule                                           Article IV

Parent ESPPs                                                               4.02

Parent Indemnified Parties                                              8.01(a)

Parent Material Contracts                                                  4.06

Parent Options                                                          4.02(a)

Parent Preferred Stock                                                  4.02(a)

Parent SEC Reports                                                      4.04(a)

Pension Plan                                                            3.18(b)

Permitted Expenses                                                         9.03

Permitted Liens                                                            3.09

Person                                                                     9.08

Plan                                                                       3.18

Products                                                                3.23(a)

RCRA                                                                    3.20(l)

Real Property                                                           3.13(b)

Registration Rights Agreement                                              3.32

Registration Statement                                                  5.15(c)

Regulations                                                                3.11

Release                                                                 3.20(l)

Representative Agreement                                                6.02(k)

Repurchase Restrictions                                                 2.09(b)

Restricted Stock Agreements                                             2.03(a)

Section 368 Reorganization                                              2.09(c)

Securities Act                                                          3.02(c)

Shareholder Agreements                                                 Recitals

Shareholder Party                                                      Recitals

Signing Date                                                              Title

Sub                                                                       Title

Substitute Stock Options                                                2.01(b)

Surviving Corporation                                                   1.03(a)

Taxes                                                                   3.07(a)

Tax Returns                                                             3.07(a)

Third-Party Claim                                                          8.05

Third-Party Defense                                                        8.05

Transmittal Letter                                                      2.03(a)

Unvested Earn-Out Payment                                               2.09(b)

Unvested Shares                                                         2.03(a)

Unvested Shares Escrow Agreement                                        2.03(a)

         Section 10.02 Knowledge. When any of the representations and warranties of any Person are qualified by the expression "to the knowledge of" or any similar expression, such representations and warranties shall be deemed to be given to the best knowledge of such Person after due investigation and, if such Person is the Company, then to the actual knowledge of each officer or director of the Company and the knowledge that could reasonably be expected to be obtained by each such officer or director after due inquiry of the Company's employees and advisors concerning the subject matter.

         IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto, duly authorized as of the date first written above.


                                  FORE SYSTEMS, INC.


                                  By: /s/ THOMAS J. GILL
                                      ------------------------------------------
                                          Thomas J. Gill
                                          President and Chief Executive Officer



                                  FASTWIRE ACQUISITION CORPORATION


                                  By: /s/ THOMAS J. GILL
                                      ------------------------------------------
                                          Thomas J. Gill
                                          President



                                  BERKELEY NETWORKS, INC.


                                  By: /s/ RAVINDER SETHI
                                      ------------------------------------------
                                          Ravinder Sethi
                                          President

                                 AMENDMENT NO. 1
                                       TO
                      AGREEMENT AND PLAN OF REORGANIZATION

         This AMENDMENT NO. 1 ("Amendment No. 1"), dated as of September 11, 1998, amends the Agreement and Plan of Reorganization ("Agreement"), dated as of August 25, 1998, by and among FORE Systems, Inc., a Delaware corporation ("Parent"), Fastwire Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Berkeley Networks, Inc., a California corporation (the "Company"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

         WHEREAS, Parent, Sub and the Company deem it advisable and in the best interests of each corporation and its respective stockholders that the Agreement be amended so as to effect certain amendments thereto and the Company Disclosure Schedule;

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Agreement and the Company Disclosure Schedule are hereby amended as set forth below:

         1. Letter Agreements. Section 6.02(p) of the Agreement is hereby deleted in its entirety and is replaced with the following:

         "(p) Company Shareholder Letter Agreements. In the event that Parent makes the Private Placement determination, each Company Shareholder who is an "accredited investor" (as defined in Regulation D under the Securities Act) shall have executed and delivered to Parent a Letter Agreement in the form attached hereto as Exhibit G-1. Each Company Shareholder who is not a U.S. person (as defined in Regulation S under the Securities Act) shall have executed and delivered to Parent a Letter Agreement in the form attached hereto as Exhibit G-2. Each Company Shareholder who is a U.S. person but who is not an "accredited investor" shall have executed and delivered to Parent a Letter Agreement in the form attached hereto as Exhibit G-3. In the event that Parent waives the condition to Closing set forth in the first three sentences of this
Section 6.02(p), it shall be a condition to Parent's obligation to deliver a certificate or certificates representing shares of Parent Common Stock to any Company Shareholder who has not executed and delivered to Parent a Letter Agreement to Parent on or prior to the Closing Date, that such Company Shareholder execute and deliver to Parent a Letter Agreement in the form required hereby."

         2. Company Disclosure Schedule.

                  (a) The Company Disclosure Schedule is hereby amended by adding the following language as Schedule 3.03(d), Schedule 3.08(14), and Schedule 3.15(16) thereof: "The Company is required to pay up to $15,000 to Sierra Atlantic and/or SwitchOn Networks, Inc. in connection with their consent to the transactions contemplated by the Agreement."

                  (b) The Company Disclosure Schedule is hereby amended by adding the following language as subsection (b)(iv) of Schedule 3.03 and subsection (15)(d) of Schedule 3.15 thereof: "The consummation of the Merger will constitute an event of default under the Loan and Security Agreement with Silicon Valley Bank (the "Bank") dated March 16, 1998, but the Bank has agreed not to take any action on such default prior to September 30, 1998."

         3. Indemnification by the Company Shareholders. Section 8.01(a)(iii) of the Agreement is hereby deleted in its entirety and is replaced with the following: "the matters, if any, disclosed on Schedule 3.02, subsections (1) and
(2); Schedule 3.03, subsection (b)(i)(ii) and (iii); Schedule 3.07, subsections
(1) and (2); Schedule 3.11, subsections (1) and (2); Schedule 3.12, subsection
(11)(b); Schedule 3.14, subsections (6) and (7); Schedule 3.15, subsections (12) and (15)(a)(b) and (c); Schedule 3.16; Schedule 3.18, subsection (4); and
Schedule 3.19, subsection (10) (but only with reference to the failure of certain persons listed therein to sign the agreements set forth therein) and subsection (11)."

         4. Certificate. The certificate required by Section 6.02(a), (b) and
(t) may be signed by any executive officer of the Company.

         5. Contents of Agreement; Parties in Interest; etc. The Agreement as amended by this Amendment No. 1 and the Agreement of Merger sets forth the entire understanding of the parties hereto with respect to the Merger. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement as amended by this Amendment No. 1 and the Agreement of Merger. Except as expressly amended by this Amendment No. 1, the Agreement shall remain in full force and effect. The Company Disclosure Schedule shall not be amended except as expressly amended by this Amendment No. 1.

         6. Delaware Law to Govern. The Agreement as amended by this Amendment No. 1 shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware, excluding any laws that would cause the laws of another jurisdiction to apply.

         7. Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one and the same document.

         8. Agreement. Any reference in any other agreement, document or certificate to the Agreement shall be deemed to refer to the Agreement as amended hereby.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Amendment No. 1 to the Agreement to be signed by their respective officers thereunto, duly authorized as of the date first written above.


                                  FORE SYSTEMS, INC.


                                  By: /s/ THOMAS J. GILL
                                      ------------------------------------------
                                          Thomas J. Gill
                                          President and Chief Executive Officer



                                  FASTWIRE ACQUISITION CORPORATION

                                  By: /s/ THOMAS J. GILL
                                      ------------------------------------------
                                          Thomas J. Gill
                                          President



                                  BERKELEY NETWORKS, INC.


                                  By: /s/ RAVINDER S. SETHI
                                      ------------------------------------------
                                          Ravinder Sethi
                                          President